                                                                     Exhibit 2.1


                                                                  CONFORMED COPY


________________________________________________________________________________


                  _________________________________________


                           STOCK PURCHASE AGREEMENT

                  _________________________________________


                          dated as of August 9, 1994

                                   between

                                SYNETIC, INC.

                                     and

                       PHARMACY CORPORATION OF AMERICA


________________________________________________________________________________

                                  ARTICLE I

                                 DEFINITIONS

1.01.  Certain Defined Terms ...............................................  1
1.02.  Other Defined Terms .................................................  7

                                  ARTICLE II

                              PURCHASE AND SALE

2.01.  Purchase and Sale ...................................................  8
2.02.  Purchase Price ......................................................  8
2.03.  Closing .............................................................  9
2.04.  Assumption of Certain Liabilities of the Seller and Medco ...........  9
2.05.  Allocation of Purchase Price ........................................ 10
2.06.  Purchase Price Adjustment ........................................... 10
2.07.  Intercompany Amounts ................................................ 13
2.08.  Escrow Account ...................................................... 13

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Incorporation and Authority of the Seller ........................... 15
3.02.  Incorporation and Qualification of the Companies and the
       Subsidiaries ........................................................ 15
3.03.  Capital Stock of the Companies ...................................... 16
3.04.  Subsidiaries ........................................................ 16
3.05.  No Conflict ......................................................... 17
3.06.  Financial Statements ................................................ 17
3.07.  Labor Matters ....................................................... 17
3.08.  Absence of Certain Changes or Events ................................ 18
3.09.  Absence of Litigation ............................................... 20
3.10.  Compliance with Laws ................................................ 20
3.11.  Consents, Approvals, Licenses, Etc. ................................. 20
3.12.  Personal Property ................................................... 21
3.13.  Intangible Property ................................................. 21
3.14.  Real Property ....................................................... 22
3.15.  Employee Benefit Matters ............................................ 24
3.16.  Taxes ............................................................... 25
3.17.  Stockholder Vote and Special Committee Approval ..................... 26
3.18.  Material Contracts .................................................. 27
3.19.  Customers ........................................................... 28
3.20.  Brokers ............................................................. 28
3.21.  Receivables ......................................................... 28

Section                                                                     Page
- -------                                                                     ----

3.22.  Insurance ............................................................ 29
3.23.  Transactions with Affiliates ......................................... 29
3.24.  No Undisclosed Liabilities ........................................... 29
3.25.  Environmental Compliance ............................................. 29

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Incorporation and Authority of the Purchaser ......................... 30
4.02.  No Conflict .......................................................... 31
4.03.  Consents and Approvals ............................................... 31
4.04.  Absence of Litigation ................................................ 31
4.05.  Investment Purpose ................................................... 31
4.06.  Financing ............................................................ 32
4.07.  Brokers .............................................................. 32

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

5.01.  Conduct of Business Prior to the Closing ............................. 32
5.02.  Access to Information ................................................ 35
5.03.  Confidentiality ...................................................... 36
5.04.  Regulatory and Other Authorizations; Consents ........................ 36
5.05.  Use of the Seller's Name ............................................. 37
5.06.  Investigation ........................................................ 38
5.07.  Stockholders' Meeting ................................................ 39
5.08.  Non-Competition ...................................................... 39
5.09.  SPMS ................................................................. 41
5.10.  Further Action ....................................................... 42
5.11.  Maintenance of Assets ................................................ 43
5.12.  Non-Solicitation ..................................................... 43
5.13.  Intercompany Debt .................................................... 43
5.14.  Other Information .................................................... 44




                                     (ii)

Section                                                                  Page
- -------                                                                  ----

                                  ARTICLE VI

                               EMPLOYEE MATTERS

6.01.   Employees .....................................................   44
6.02.   Certain Dunnington Agreements .................................   45
6.03.   Survival ......................................................   45

                                 ARTICLE VII

                                 TAX MATTERS


7.01.   Tax Indemnities ...............................................   45
7.02.   Refunds and Tax Benefits ......................................   46
7.03.   Contests ......................................................   47
7.04.   Preparation of Tax Returns ....................................   48
7.05.   Section 338(h)(10) Election ...................................   48
7.06.   Cooperation and Exchange of Information .......................   49
7.07.   Conveyance Taxes ..............................................   50
7.08.   Miscellaneous .................................................   50

                                 ARTICLE VIII

                            CONDITIONS TO CLOSING


8.01.   Conditions to Obligations of the Seller .......................   50
8.02.   Conditions to Obligations of the Purchaser ....................   51

                                  ARTICLE IX

                               INDEMNIFICATION

9.01.   Survival ......................................................   52
9.02.   Indemnification by the Purchaser ..............................   52
9.03.   Indemnification by the Seller .................................   55




                                    (iii)

Section                                                          Page
- -------                                                          ----

                                  ARTICLE X

                      TERMINATION, AMENDMENT AND WAIVER

 10.01.  Termination ............................................. 59
 10.02.  Effect of Termination ................................... 59
 10.03.  Waiver .................................................. 60


                                  ARTICLE XI

                              GENERAL PROVISIONS

 11.01.  Expenses ................................................ 60
 11.02.  Notices ................................................. 60
 11.03.  Public Announcements .................................... 61
 11.04.  Headings ................................................ 62
 11.05.  Severability ............................................ 62
 11.06.  Entire Agreement ........................................ 62
 11.07.  Assignment .............................................. 62
 11.08.  No Third-Party Beneficiaries ............................ 62
 11.09.  Waivers and Amendments .................................. 62
 11.10.  Specific Performance .................................... 63
 11.11.  Governing Law ........................................... 63
 11.12.  Counterparts ............................................ 63
 11.13.  Parent Company .......................................... 63


EXHIBITS

  2.05   Allocation of the Purchase Price
 11.13   Form of Parent Guaranty


                                     (iv)

                 STOCK PURCHASE AGREEMENT, dated as of August 9, 1994, between SYNETIC, INC., a Delaware corporation (the "Seller" or "Synetic"), and PHARMACY CORPORATION OF AMERICA, a California corporation (the "Purchaser").

                                  WITNESSETH:

                 WHEREAS, the Seller owns (i) all the issued and outstanding shares of common stock, par value $.01 per share (the "Dunnington Shares"), of Dunnington Drug, Inc., a Delaware corporation ("Dunnington"), (ii) all the issued and outstanding shares of common stock, without par value (the "HPS Shares"), of Healthcare Prescription Services, Inc., an Indiana corporation ("HPS"), and (iii) all the issued and outstanding shares of common stock, par value $.01 per share (the "Alliance Shares" and, together with the HPS Shares and the Dunnington Shares, the "Shares"), of Alliance Health Services, Inc., a Delaware corporation ("Alliance"; Alliance, Dunnington and HPS each being referred to herein as a "Company" and collectively as the "Companies"); and

                 WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

                 "Action" means any judicial, administrative or arbitrable claim, action, suit, arbitration or proceeding (public or private) by or before any Governmental Authority.

                 "Acquisition Agreements" means the Allcare Agreement, the Dunnington Agreement and the Reliance Agreement.

                 "Affiliate" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that when used in any part of this Agreement except Articles VI, VII and IX regarding Synetic or any of its subsidiaries, the term "Affiliate" shall not include Merck or any of its subsidiaries other than Synetic and its subsidiaries.

                 "Agreement" means this Stock Purchase Agreement, dated as of August 9, 1994, between the Seller and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with Section 11.09.

                 "Allcare Agreement" means the Asset Purchase Agreement, dated as of February 21, 1992, by and among Allcare Medication Services, Inc., William Green and Elliott Tertes and Synetic, as amended, a copy of which has been made available to the Purchaser.

                 "Alliance Subsidiaries" means the following wholly owned subsidiaries of Alliance: Brownstone Pharmacy, Inc., a Connecticut corporation, Omni Med B, Inc., a Connecticut corporation, and Alliance Home Health Care, Inc., a Connecticut corporation (each of which corporations is individually referred to as an "Alliance Subsidiary").

                 "Books and Records" means all books of account and other financial records pertaining to the Companies and the Subsidiaries.

                 "Business" means the business of providing prescription vending services and consultant pharmacist services to nursing homes and other similar long-term care facilities in the States of Connecticut, Indiana, Massachusetts and Rhode Island, as conducted as of the date of this Agreement by the Companies and the Subsidiaries.

                 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

                 "Closing Date Combined Net Worth" means the total assets minus the total liabilities of the Companies and the Subsidiaries, on a combined basis, in each case as shown on the Closing Balance Sheet, plus the Closing Date Intercompany Amount.

                 "Closing Date Intercompany Amount" means the Intercompany Amount at the Closing Date, as shown on the Closing Date Balance Sheet.

                 The word "combined" when used in this document to describe financial statements refers to the combining of accounts in accordance with GAAP.

                 "Confidentiality Agreement" means the letter agreement dated as of June 9, 1994 between the Seller and the Parent.

                 "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, insurance policy, binding commitment or other agreement, whether written or oral.

                 "DGCL" means the General Corporation Law of the State of Delaware.

                 "Disclosure Schedule" means the Disclosure Schedule dated as of the date of this Agreement delivered to the Purchaser by the Seller.

                 "Dunnington Agreement" means the Asset Purchase Agreement, dated as of July 19, 1991, by and among Rix Dunnington Inc., Dunnington Super Drug, Inc., Richard L. Weinberg, Gerald Weiner, Lester Weiner, Stanley D. Siskind and Martis S. Karas and Synetic and Medco, a copy of which has been made available to the Purchaser.

                 "Dunnington Subsidiaries" means the following subsidiaries of
Dunnington: Dunnington Rx Services of Rhode Island, Inc., a Rhode Island corporation and a wholly owned subsidiary of Dunnington, Dunnington Rx Services of Massachusetts, Inc., a Massachusetts corporation and a wholly owned subsidiary of Dunnington, and DD Wholesale, Inc., a Massachusetts corporation and a wholly owned subsidiary of Dunnington Rx Services of Massachusetts, Inc. (each of which corporations is individually referred to as a "Dunnington Subsidiary").

                 "Earn-Outs" means the obligations of Synetic to pay amounts contingent upon the performance of certain parts of the Business pursuant to the terms of the Acquisition Agreements.

                 "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

                 "Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state or local.

                 "Governmental Order" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the rules and regulations thereunder.

                 "Incremental Intercompany Amount" means the Closing Date Intercompany Amount minus the Year-End Intercompany Amount.

                 "Intercompany Amount" means, as of any date, the amount of "income taxes payable to parent" plus amounts "due to parent" minus amounts "due from parent", as set forth on a combined balance sheet of the Companies and the Subsidiaries.

                 "Internal Revenue Code" or "IRC" means the Internal Revenue Code of 1986, as amended.

                 "IRS" means the United States Internal Revenue Service.

                 "knowledge" or "known" means, with respect to any matter in question, if any of the Specified Officers of the Seller or the Purchaser, as the case may be, has actual knowledge of such matter, after inquiry to all persons that report directly to the respective Specified Officers regarding the business of the Companies and the Subsidiaries. For purposes of this definition, the term "Specified Officers" means: (a) with respect to the Seller, (i) the persons listed in paragraph A of Section 1.01 of the Disclosure Schedule; (ii) solely with respect to any matter relating to HPS, the person listed in paragraph B of Section 1.01 of the Disclosure Schedule; (iii) solely with respect to any matter relating to Dunnington or any Dunnington Subsidiary, the person listed in paragraph C of Section 1.01 of the Disclosure Schedule; and (iv) solely with respect to Alliance or any Alliance Subsidiary, the persons listed in paragraph D of Section 1.01 of the Disclosure Schedule and
(b) with respect to the Purchaser, the persons listed in paragraph E of Section
1.01 of the Disclosure Schedule.

                 "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order or rule of common law (including, without limitation, the Prescription Drug Marketing Act of 1987, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act and any state Pharmacy Practices Acts, Controlled Substances Acts, Dangerous Drug Acts, Food, Drug and Cosmetic Acts, all as amended to date).

                 "Leased Real Property" means the real property leased by the Companies or the Subsidiaries as tenant, or for which the Companies or the Subsidiaries have an option to enter into a lease as tenant, together with, to the extent leased by the Companies or the Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Companies or the Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                 "Leases" means the leases for the Leased Real Property, copies of which have been made available by the Seller to the Purchaser.

                 "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

                 "Licenses" means all of the licenses, permits and other authorizations (including, but not limited to, pharmacy licenses, permits and authorizations) required by a Governmental Authority for the operation of the Business as conducted as of the date of this Agreement.

                 "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person.

                 "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, except for any such changes or effects resulting from (i) changes in general economic, regulatory or political conditions or changes that affect the institutional pharmacy business in general and (ii) this Agreement or the transactions contemplated hereby or the announcement hereof.

                 "Medco" means Medco Containment Services, Inc., a Delaware corporation.

                 "Merck" means Merck & Co., Inc., a New Jersey corporation.

                 "1994 Audited Balance Sheet" means the audited combined balance sheet of the Companies and the Subsidiaries as of the 1994 Balance Sheet Date, together with the notes thereon.

                 "1994 Audited Financial Statements" means the 1994 Audited Balance Sheet and the audited combined statements of income, retained earnings and cash flow of the Companies and the Subsidiaries for the fiscal year ended June 30, 1994, together with the notes thereon and accompanying report of the Seller's Accountants.

                 "1994 Balance Sheet Date" means June 30, 1994.

                 "Parent" means Beverly Enterprises, Inc., a Delaware corporation.

                 "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business which in the aggregate have a value of less than $100,000, (ii) Encumbrances for Taxes not yet payable or for Taxes being contested in good faith, (iii) Encumbrances arising out of, under or in connection with this Agreement and (iv) Encumbrances and imperfections of title the existence of which would not materially affect the use of the property subject thereto, consistent with past practice.

                 "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                 "Proxy Statement" means the proxy statement to be furnished to the stockholders of Synetic in connection with the solicitation of proxies by the Board of Directors of Synetic for use at the Special Meeting.

                 "Purchase and Sale Agreement" means the agreement, dated as of May 24, 1994, as the same may be amended from time to time, between Synetic and Merck, a copy of which has been made available by Synetic to the Purchaser.

                 "Reliance Agreement" means the Stock Purchase Agreement, dated as of February 3, 1993, by and among Louis S. Scianna, Peter P. Scianna, the Louis S. Scianna Charitable Remainder Unitrust and the Peter P. Scianna Charitable Remainder Unitrust and Synetic, a copy of which has been made available to the Purchaser.

                 "Seller's Accountants" means Arthur Andersen & Co., independent accountants of the Seller,

                 "Special Committee" means the specially constituted committee of the Board of Directors of the Seller established to review the Purchase and Sale Agreement and the transactions contemplated thereby.

                 "Subsidiaries" means the Dunnington Subsidiaries and the Alliance Subsidiaries (each of which corporations is individually referred to as a "Subsidiary")

                 "Synetic Common Stock" means the common stock of the Seller, par value $.01 per share

                 "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                 "Year-End Combined Net Worth" means the total assets minus the total liabilities of the Companies and the Subsidiaries, on a combined basis, in each case as shown on the 1994 Audited Balance Sheet, plus the Year-End Intercompany Amount.

                 "Year-End Intercompany Amount" means $2,686,000.

                 SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                           Section
- ----                                                           -------
Acquired Competing Business                                    5.08(a)
Acquisition Transaction                                        5.12
adjusted grossed-up basis                                      7 05(c)
Adjusting Amount                                               2.06(c)
Alliance Shares                                                Preamble
Alliance                                                       Preamble
Allocation                                                     7.05(c)
Benefit Plans                                                  3.15(a)
Closing                                                        2.03(a)
Closing Balance Sheet                                          2.06(b)
Closing Date                                                   2.03(a)
Companies                                                      Preamble
Company                                                        Preamble
Compete                                                        5.08(a)
Contest                                                        7.03(b)
Cowen                                                          3.20
deemed selling price                                           7.05(c)
Delivery Date                                                  2.08(b)
Designated Amount                                              2.06(c)
Dunnington                                                     Preamble
Dunnington Shares                                              Preamble
Escrow                                                         2.08(a)
Escrow Agent                                                   2.08(a)
Escrow Agreement                                               2.08(a)
Escrowed Amount                                                2.08(a)
Forms                                                          7.05(b)
Government Antitrust Authority                                 5.04(b)
HPS                                                            Preamble
HPS Shams                                                      Preamble
Indemnified Losses                                             2.08(a)
Independent Accounting Firm                                    2.06(d)
Intangible Property                                            3.13(a)
J. P. Morgan                                                   4.07
Material Contracts                                             3.18(a)
Nasdaq                                                         3.11
Non-Competition Period                                         5.08(a)
Other Entity                                                   7.01(f)

Term                                                           Section
- ----                                                           -------
Parent Guaranty                                                1113
Purchase Price                                                 2.02
Purchaser                                                      Preamble
Purchaser's Accountants                                        2.06(d)
Purchaser's Threshold Amount                                   9.02(b)
Retained Names and Marks                                       5.05
Section 338 Election                                           7.05(a)
Seller                                                         Preamble
Seller's Notice                                                5.04(c)
Seller's Threshold Amount                                      9.03(b)
Shares                                                         Preamble
significant Subsidiary                                         5.08(a)
Source Code and Documentation                                  5.09(a)
Special Meeting                                                3.17(a)
SPMS                                                           5.09(a)
SPMS Program                                                   5.09(a)
SPMS Transferee                                                5.09(a)
Subsidiary Shares                                              3.04(b)
Synetic                                                        Preamble
tax exempt use property                                        3.16
Territory                                                      5.8(a)
Threshold Amount                                               7.01(e)
Transferred Employees                                          6.01(a)


                                   ARTICLE 11

                               PURCHASE AND SALE

                 SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares.

                 SECTION 2.02. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be $107,314,000 in cash or other immediately available funds, subject to adjustment as provided in Sections 2.06 and 2.07. The Purchase Price shall be payable as provided in Section 2.03(c) and, if applicable, Section 2.06 and Section 2.07.

                 SECTION 2.03.    Closing.

                 (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, on the third Business Day following the later to occur of (i) the expiration or termination of the applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York. New York, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

                 (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser: (i) stock certificates (in definitive form) evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and otherwise in proper form for transfer; (ii) the certificate required to be delivered pursuant to Section 8.02; and (iii) all other previously undelivered documents, instruments and writings required to be delivered to the Purchaser by the Seller at or prior to the Closing pursuant to this Agreement.

                 (c)      At the Closing, the Purchaser shall deliver to the
Seller: (i) the Purchase Price, less the Escrowed Amount (as defined in Section 2.08), by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser, (ii) the certificate required to be delivered pursuant to Section 8.01; and (iii) all other previously undelivered documents, instruments and writings required to be delivered to the Seller by the Purchaser at or prior to the Closing pursuant to this Agreement.

                 (d) At the Closing, the Purchaser shall deliver to the Escrow Agent the Escrowed Amount, by wire transfer in immediately available funds, to an account designated at least two Business Days prior to the Closing Date by the Escrow Agent in a written notice to the Purchaser.

                 (e) Upon the Closing, the Seller will cause the existing directors of the Companies and the Subsidiaries to resign from their respective positions with such Companies and such Subsidiaries and the vacancies resulting therefrom shall be filled by the Purchaser's designees immediately following the Closing.

                 SECTION 2.04. Assumption of Certain Liabilities of the Seller and Medco. On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume all obligations of the Seller and Medco under the Acquisition Agreements and shall pay, perform and discharge when due all Liabilities of the Seller and Medco under the Acquisition Agreements, including the Earn-Outs. Without limiting the generality of the foregoing, the Purchaser shall, and shall cause the Companies and the Subsidiaries, (i) to fulfill their respective obligations with respect to the calculation of any

Earn-Out, (ii) to keep all books and records required to be kept pursuant to the Acquisition Agreements in the manner required thereby, and (iii) to observe any applicable covenants contained in the Acquisition Agreements. The Seller shall indemnify and hold the Purchaser fully and promptly harmless in respect of any amounts paid in accordance with the respective Acquisition Agreements in satisfaction of such Earn-Outs, including but not limited to the Purchaser's cost of defense (including the Purchaser's reasonable attorneys' fees and expenses) in defending against any claims made by any party under the Acquisition Agreements; provided, however, that the Seller shall have no obligation to indemnify the Purchaser against any such amounts payable to the extent resulting from (x) the Purchaser's breach of any provision of an Acquisition Agreement or breach of the Purchaser's covenants contained in this
Section 2.04 and (y) any increase in the amount payable in respect of any Earn-Out based on any fact or circumstance relating to the Purchaser and that would not have been payable if the Purchaser had not acquired the Business. The Purchaser and the Seller shall cooperate with and assist each other in the calculation of the amount of any such Earn-Out and the Seller shall be given reasonable access to the relevant books and records of the Companies and the Subsidiaries for such purpose. The Purchaser and the Seller shall jointly determine the amount of any such Earn-Out in accordance with the provisions of the relevant Acquisition Agreement, with approval of the amount so calculated not to be unreasonably withheld by either party .

                 SECTION 2.05. Allocation of Purchase Price. The Purchaser and the Seller shall allocate the Purchase Price to the Shares of the respective Companies and to the Seller's noncompetition covenants on IRS Form 8594, in accordance with Internal Revenue Code Section 1060 and the regulations thereunder; provided, however, that the Purchaser and the Seller hereby agree that as of the date of this Agreement the fair market value of the Seller's noncompetition covenants is $500,000, and that the allocation on said Form 8594 shall reflect such fair market value and hereby agree to allocate the remainder of the Purchase Price among the Shares of the respective Companies in accordance with Exhibit 2.05 hereto. Any adjustment to the Purchase Price or other consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation.

                 SECTION 2.06.    Purchase Price Adjustment.

                 (a) The Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2.06 and in Section 2.07.

                 (b) As soon as practicable (but in no event later than 60 calendar days following the Closing Date), the Seller shall prepare and deliver to the Purchaser, at the Seller's expense, an audited combined balance sheet for the Companies and the Subsidiaries (the "Closing Balance Sheet"), as of the Closing Date. The Closing Balance Sheet shall be accompanied by the report thereon of the Seller's Accountants, to the effect that, in their unqualified opinion, the Closing Balance Sheet fairly presents the combined financial position of the Companies and the Subsidiaries in accordance with GAAP applied on a basis consistent with the preparation of the 1994 Audited Balance Sheet. During the preparation of the Closing Balance Sheet by the Seller and the period of any dispute provided for in Section 2.06(d), the Purchaser shall provide the Seller and the Seller's Accountants reasonable access to the books, records, facilities and employees of the Companies and the Subsidiaries, and the Purchaser shall cooperate fully with the Seller's Accountants, in each case to the extent required by the Seller and the Seller's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute. The Purchaser and its representatives shall be given reasonable access to the books, records, facilities and employees of the Seller, including copies of all supporting documents and auditor's work papers used in the preparation of the Closing Balance Sheet including, but not limited to, combining balance sheets and other combining work papers, as necessary for them to review the Closing Balance Sheet.

                 (c) Subject to the limitations set forth in Section 2.06(d), within 30 Business Days after the date of receipt by the Purchaser of the Closing Balance Sheet:

                 (i) If the amount of the Closing Date Combined Net Worth is less than an amount equal to the sum of (A) the Year-End Combined Net Worth plus (B) the product of $100,000 multiplied by the number of months, including fractional months expressed as a percentage, based on a 30-day month, which shall have elapsed between the date of execution of this Agreement and the Closing Date (the sum of (A) and (B) calculated as provided above being hereinafter referred to as the "Adjusting Amount"), by more than $500,000 (the "Designated Amount"), the Seller shall immediately pay to the Purchaser, as an adjustment to the Purchase Price, in immediately available funds, an amount equal to
         (x) the Adjusting Amount minus (y) the sum of the amount of the Closing Date Combined Net Worth and the Designated Amount; and

                 (ii) If the amount of the Closing Date Combined Net Worth is greater than the Adjusting Amount by more than the Designated Amount, the Purchaser shall immediately pay to the Seller, as an adjustment to the Purchase Price, in immediately available funds, an amount equal to (x) the amount of the Closing Date Combined Net Worth minus (y) the sum of the Adjusting Amount and the Designated Amount.

                 (d) If not disputed by the Purchaser in accordance with this Section 2.06(d), the Closing Balance Sheet delivered by the Seller to the Purchaser shall be final, binding and conclusive on the parties hereto. The Purchaser may dispute any amounts reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to change the Closing Date Combined Net Worth by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the 1994 Audited Balance Sheet; provided, however, that the Purchaser shall notify the Seller and the Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 Business Days of the Purchaser's receipt of the Closing Balance Sheet. In the event of such a dispute, each of the Seller and the Purchaser shall negotiate in good faith to reconcile their differences. If such dispute has not been resolved within 10 Business Days after the notice referred to in the preceding sentence has been given, Ernst & Young LLP (the "Purchaser's Accountants") and the Seller's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Seller's Accountants leaves in dispute amounts the net effect of which in the aggregate would not be to change the Closing Date Combined Net Worth by at least the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet, and such resolution shall be final, binding and conclusive on the parties hereto. If the Purchaser's Accountants and the Seller's Accountants are unable to reach a resolution, leaving in dispute amounts the net effect of which in the aggregate would change the Closing Date Combined Net Worth by at least the Designated Amount, the Purchaser's Accountants and the Seller's Accountants shall submit the items remaining in dispute that the Purchaser shall be entitled to dispute by the terms of this
Section 2.06(d) for resolution to Deloitte & Touche or such other independent accounting firm as may be mutually acceptable to the Seller and the Purchaser (the "Independent Accounting Firm"), which shall, within 30 Business Days of such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitration award and shall be final, binding and conclusive on the Seller and the Purchaser provided, however, that no such report shall impair any remedies available to either party under Article IX of this Agreement. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. No adjustment to any amount payable by the Seller or the Purchaser pursuant to Section 2.06(c) shall be made with respect to amounts disputed by the Purchaser pursuant to this Section 2.06(d), unless the net effect of the amounts successfully disputed by the Purchaser in the aggregate is to change the Closing Date Combined Net Worth by at least the Designated Amount, in which case such adjustment shall only be made in an amount equal to any excess over the Designated Amount. Any amount that is payable under Section 2.06(c), including, without limitation, any portion thereof that is subject to dispute under this Section 2.06(d) shall be paid by the Seller or the Purchaser, as the case may be, in immediately available funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

                 (e) In acting to resolve any dispute pursuant to the provisions of Section 2.06(d), the Purchaser's Accountants, the Seller's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

                 (f) Any payment required to be made by the Seller or the Purchaser pursuant to Section 2.06(c) shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced by

Citibank, N.A. in New York, New York from time to time as its base rate from the Closing Date to the date of such payment.

                 SECTION 2.07. Intercompany Amounts.

                 (a) If the Incremental Intercompany Amount is greater than zero, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, an amount equal to the Incremental Intercompany Amount.

                 (b) If the Incremental Intercompany Amount is less than zero, the Purchaser shall pay to the Seller, as an adjustment to the Purchase Price, an amount equal to the amount by which zero exceeds the Incremental Intercompany Amount.

                 (c) Any amount that is payable pursuant to the provisions of this Section 2.07 shall be payable in immediately available funds within five Business Days after delivery of the Closing Balance Sheet by the Seller to the Purchaser.

                 SECTION 2.08. Escrow Account.

                 (a) Within 15 Business Days after the date hereof, the Seller and the Purchaser will agree on a form of Escrow Agreement (the "Escrow Agreement") with Bank of New York or any other commercial bank having total assets in excess of $1,000,000,000 chosen by the Purchaser and reasonably acceptable to the Seller (the "Escrow Agent"). The Escrow Agreement shall contain (i) the terms set forth in this Section 2.08, mutatis mutandis, (ii) usual and customary provisions for the reasonable protection of the Escrow Agent, as may be requested by the Escrow Agent and (iii) such other terms as the parties thereto may mutually agree. Prior to the Closing, the Seller and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent. At the Closing, a portion of the Purchase Price equal to $5,000,000 (the "Escrowed Amount") is to be withheld and deposited into an escrow account (the "Escrow") with the Escrow Agent, to be held as security for and, as applicable, distributed pursuant to the terms of the Escrow Agreement to offset amounts payable by the Seller pursuant to its obligation to indemnify the Purchaser contained in Section 2.04, Article VII and Article IX of this Agreement (the "Indemnified Losses").

                 (b) If, during the term of the Escrow, the Purchaser contends that it is entitled to receive, all or a part of the Escrowed Amount still held by the Escrow Agent in accordance herewith, the Purchaser shall (i) give the Escrow Agent written notice that the Purchaser contends in good faith that all or a specified portion of the Escrowed Amount is required to offset the Indemnified Losses, (ii) request such amount to be delivered to the Purchaser on a specified date (the "Delivery Date"), not sooner than twenty
(20) Business Days after the later of delivery of a copy of such notice to the Seller and to the Escrow Agent, and (iii) specify in reasonable detail the grounds on which the claimed Indemnified Losses are based. The Purchaser shall also certify to the Escrow Agent that a copy of the notice has been delivered to the Seller accompanied by signed U.S. Postal Service return receipts evidencing delivery of the notice by registered or certified mail to the Seller or alternate proof of actual delivery acceptable to the Escrow Agent. The Escrow Agent shall be entitled to rely upon such certification as conclusive evidence that proper notice has been given to the Seller.

                 (c) If, prior to the Delivery Date, the Escrow Agent has not received written objection from the Seller in the form and manner specified in paragraph (d) below, to the payment to the Purchaser of the amount requested by the Purchaser, the Escrow Agent shall deliver to the Purchaser on the Delivery Date the requested amount up to the amount of the Escrowed Amount held by the Escrow Agent.

                 (d) If, prior to the Delivery Date, the Escrow Agent receives a written objection from the Seller to payment of the requested amount to the Purchaser, accompanied by a certification to the Escrow Agent with a copy delivered to the Purchaser in the same manner as specified for written notice to be delivered by the Purchaser under paragraph (b) above, that the Seller in good faith has reasonable grounds for disputing the amount or reasons for such claim, (i) the Escrow Agent shall so advise the Purchaser and (ii) the Escrow Agent shall continue to hold such amount in Escrow until receipt of written instructions executed by each of the Purchaser and the Seller as to the disposition of such amount. If, however, the Purchaser and the Seller are unable to agree as to the disposition of such amount within twenty (20) Business Days after the Delivery Date, the Escrow Agent shall be authorized to interplead the requested amount (up to the Escrowed Amount held by the Escrow Agent) into the registry of a court of competent jurisdiction in the Southern District of New York, and stand fully discharged from further responsibilities with respect to such amount.

                 (e) All amounts received by the Escrow Agent to be held in the Escrow shall be held by the Escrow Agent in an interest bearing account or similar type of account or certificate of deposit with a bank reasonably satisfactory to the Escrow Agent, the Purchaser and the Seller (which may be the Escrow Agent) until delivery of the entire amount is required under the terms of this Section 2.08. The Escrow Agent shall receive any increase and shall hold the same in the Escrow in accordance herewith.

                 (f) The term of the Escrow shall continue from the Closing Date until the earlier of the date which is 120 days after the Closing Date or until all Escrowed Amounts shall have been delivered by the Escrow Agent under the Escrow Agreement. If and to the extent there are any funds remaining as part of the Escrowed Amount on the date which is 120 days after the Closing Date, such remaining portion shall be delivered forthwith to the Seller, and the Escrow Agent shall have no further liabilities or responsibilities under the Escrow Agreement to any Person.

                 (g) The Seller and the Purchaser hereby agree to (i) share equally in the payment of the Escrow Agent's reasonable compensation for the services to be rendered under the Escrow Agreement; (ii) share equally in the payment or reimbursement of the

Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties under the Escrow Agreement; and (iii) jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its performance of the Escrow provided for under the Escrow Agreement and carrying out its duties under the Escrow Agreement, including the costs and expenses of defending itself against any claim of liability.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                 Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Purchaser as follows:

                 SECTION 3.01. Incorporation and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller (other than the requisite approval of the stockholders of the Seller under the DGCL). This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 3.02. Incorporation and Qualification of the Companies and Subsidiaries. Each Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all material respects as currently conducted by such Company or Subsidiary, except for such failures which, when taken together with all such failures, would not have a Material Adverse Effect. Section 3.02 of the Disclosure Schedule lists each jurisdiction where each Company and each Subsidiary is qualified to do business as a foreign corporation. Each Company and each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction listed in Section 3.02 of the Disclosure Schedule, which are the only jurisdictions where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect, True and complete copies of the certificate of incorporation and bylaws (or equivalent organization documents) of each Company and each Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available for review by the Purchaser. Complete and accurate copies of the minute books of the Companies and the Subsidiaries have been provided by the Seller to the Purchaser. To the knowledge of the Seller, the minutes contained therein accurately reflect all material corporate actions voted upon by the stockholders and the board of directors of the respective Companies and Subsidiaries during the period in which the Seller was the direct or indirect owner of the outstanding common stock of the respective Companies and Subsidiaries.

                 SECTION 3.03. Capital Stock of the Companies. The Shares constitute all the issued and outstanding shares of capital stock of the Companies. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Company obligating any Company to issue or sell any of its shares of capital stock. The Seller owns the Shares free and clear of all Encumbrances, except for: (i) the Earn-Outs; (ii) any Encumbrances set forth in Section 3.03 of the Disclosure Schedule and (iii) any Encumbrances arising out of, under or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

                 SECTION 3.04.    Subsidiaries.

                 (a) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Company or Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. No Company or Subsidiary is a member of (nor is any part of the Business conducted through) any partnership, nor is any Company or Subsidiary a participant in any joint venture or similar arrangement (other than the Earn-Outs).

                 (b) Section 3.04(b) of the Disclosure Schedule sets forth the jurisdiction of incorporation of each Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership by the Companies and their respective Subsidiaries of such shares (collectively, the "Subsidiary Shares"). The Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the respective Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Subsidiary obligating any

Subsidiary to issue or sell any of its shares of capital stock. Either a Company or another Subsidiary owns the Subsidiary Shares issued by the respective Subsidiaries, free and clear of all Encumbrances, except (i) as set forth in Section 3.04 of the Disclosure Schedule; (ii) the Earn-Outs; and (iii) Encumbrances arising out of or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Shares.

                 SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.11 have been obtained and all filings and notifications listed in Section 3.11 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Seller, any Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, any Company or any Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Shares or on any of the assets or properties of any Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller, any Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 3.06. Financial Statements. The Seller has delivered to the Purchaser the 1994 Audited Financial Statements (a copy of which is included in Section 3.06 of the Disclosure Schedule). The 1994 Audited Financial Statements have been prepared in accordance with GAAP in a manner consistent with prior periods and present fairly, in all material respects, the financial position, results of operations and cash flows of the Companies and the Subsidiaries as at the date and for the period indicated.

                 SECTION 3.07. Labor Matters. No Company or Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association. As of the date of this Agreement, there are no representation proceedings pending with or, to the knowledge of the Seller, threatened in writing by any labor organization or group of employees of any Company or Subsidiary, nor are there, to the knowledge of the Seller, any organizing activities involving any Company or Subsidiary pending with or threatened in writing by any such organization or group. Except where the failure to comply would not have a Material Adverse Effect, each Company and each Subsidiary is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, discrimination, safety and health, workers' compensation, wages, hours of work and the collection and payment of withholding and/or social security taxes and similar taxes. Except as would not have a Material Adverse Effect, as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against any Company or Subsidiary pending or, to the knowledge of the Seller, threatened in writing before the National Labor Relations Board or any comparable state agency, (b) there is no complaint, charge or claim pending or, to the knowledge of the Seller, threatened in writing against any Company or Subsidiary with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by any Company or Subsidiary of any individual, and (c) there is no labor strike, labor disturbance or work stoppage pending against any Company or Subsidiary. Except as set forth in
Section 3.07 of the Disclosure Schedule, as of the date of this Agreement there are no claims for workers' compensation.

                 SECTION 3.08. Absence of Certain Changes or Events. Since the 1994 Balance Sheet Date and except as set forth in Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement, there has not been:

                 (a) to the date of this Agreement, any damage, destruction or loss to any of the assets or properties of any Company or any Subsidiary involving a loss or diminution in value of an aggregate of more than $100,000;

                 (b) to the date of this Agreement, any Encumbrance of any kind created on any properties or assets (whether tangible or intangible) of any Company or any Subsidiary, other than (i) Permitted Encumbrances, (ii) Encumbrances that will be released at or prior to the Closing and (iii) Encumbrances on assets having a value not exceeding $100,000 in the aggregate;

                 (c) to the date of this Agreement, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of any Company or any Subsidiary, having an aggregate value exceeding $100,000;

                 (d) to the date of this Agreement, any acquisition (by merger, consolidation, or acquisition of stock or assets) by any Company or Subsidiary of any corporation, partnership or other business organization or division thereof for consideration in excess of $100,000 in the aggregate;

                 (e) to the date of this Agreement, (i) any incurrence by any Company or Subsidiary of any indebtedness for borrowed money (other than intercompany loans in the ordinary course of business, (ii) any issuance by any Company or Subsidiary of any debt securities or (iii) except in the ordinary course of business, any assumption, granting, guarantee or endorsement, or other accommodation arrangement making any Company or any Subsidiary responsible for, the Liabilities of any Person (other than another Company or Subsidiary), in the case of (i), (ii) and (iii) above, having an aggregate value exceeding $100,000;

                 (f) any change in any method of accounting or accounting practice used by any Company or any Subsidiary, other than such changes required by GAAP;

                 (g) any Material Adverse Change or, to the date of this Agreement, any change or effect that is materially adverse to the operations, business, financial condition, results of operations or business prospects of the Companies and the Subsidiaries, taken as a whole;

                 (h) to the date of this Agreement, (i) any employment, deferred compensation, severance or similar agreement entered into or amended by any Company or Subsidiary, except any employment agreement providing for compensation of less than $75,000 per annum entered into in the ordinary course of business, (ii) any increase in the compensation payable or to become payable by it to any of its directors, officers, employees, agents or representatives, (iii) any increase in the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, other than, in the case of (ii) and (iii) above, normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Companies or the Subsidiaries;

                 (i) to the date of this Agreement, any transaction or Contract entered into by the Companies or the Subsidiaries requiring aggregate payments by the Companies and the Subsidiaries in excess of $100,000 per annum, other than Contracts to purchase inventory and supplies in the ordinary course consistent with past practice of the Companies and the Subsidiaries;

                 (j) any failure by any Company or Subsidiary to pay and discharge trade payables within 90 days, except where disputed in good faith and except for any such payables subject to "special" dating terms provided by vendors;

                 (k) to the date of this Agreement, any loans, advances or capital contributions by any Company or any Subsidiary to, or investments in, any Person, other than loans or advances (i) to employees which do not exceed $25,000 in the aggregate, (ii) made to a Company or a Subsidiary or (iii) made to Synetic or any other Affiliate of Synetic (including Merck and its Affiliates) and included in the Intercompany Amount;

                 (l) to the date of this Agreement, any amendment, cancellation, termination, relinquishment, waiver or release by any Company or any Subsidiary of any Material Contract, except in the ordinary course of business consistent with past practice of the Companies or the Subsidiaries and as would not, individually or in the aggregate, have a Material Adverse Effect;

                 (m) to the date of this Agreement, any Extraordinary Loss or Extraordinary Losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments thereto) suffered by any Company or Subsidiary which would be required to be classified separately in the combined income statement of the Companies and the Subsidiaries under Paragraph 11 or Paragraph 24 of such Opinion No. 30;

                 (n) to the date of this Agreement, any capital expenditures or capital additions or betterments made or committed to be made by any Company or Subsidiary in excess of $50,000 individually or $250,000 in the aggregate; or

                 (o)      any agreement to take any actions specified in this
         Section 3.08, except for this Agreement.

                 SECTION 3.09.    Absence of Litigation. Except as set forth in
Section 3.09 of the Disclosure Schedule, as of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of the Seller, threatened against the Seller, any Company or any Subsidiary that question the validity of this Agreement, any documents being delivered by the Seller in connection herewith, or any action taken or to be taken by the Seller in connection with the transactions contemplated hereby; (b) there are no Actions pending against the Seller, any Company or any Subsidiary, or any of the assets or properties of any Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect; and (c) there is no outstanding or, to the knowledge of the Seller, threatened in writing Action of a Governmental Authority against, affecting or naming the Companies, the Subsidiaries and their respective assets and properties that would, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 3.10. Compliance with Laws. The Companies, the Subsidiaries and the conduct of the Business are in compliance with all applicable Laws, except (a) as set forth in Section 3.10 of the Disclosure Schedule or (b) where the failure to comply would not have a Material Adverse Effect. Neither the Seller nor any Company nor any Subsidiary has received any written notice to the effect that the Seller or any Company or any Subsidiary is not in compliance with any applicable Laws except (x) as set forth in
Section 3.10 of the Disclosure Schedule or (y) where the failure to comply would not have a Material Adverse Effect.

                 SECTION 3.11. Consents, Approvals, Licenses, Etc. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other person or entity, is required to be made or obtained by the Seller, the Companies, the Subsidiaries or any of their respective Affiliates in connection with the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated hereby, except:
(a) as set forth in Section 3.11 of the Disclosure Schedule; (b) applicable requirements, if any, of the DGCL, the Exchange Act, state securities or blue sky laws, The Nasdaq Stock Market Inc. ("Nasdaq") and the HSR Act; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications would not, either individually or in the aggregate, prevent the Seller from performing its obligations under this Agreement and would not have a Material Adverse Effect; and (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser. As of the date of this Agreement, all of the Licenses of each Company and each Subsidiary are in full force and effect and the respective Company or Subsidiary is in compliance with each such License, except as would not have a Material Adverse Effect.

                 SECTION 3.12. Personal Property. Except as would not have a Material Adverse Effect, the Companies and the Subsidiaries collectively own, have a valid leasehold interest in or have legal right to use all of the tangible personal property necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances reflected on the 1994 Audited Financial Statements.

                 SECTION 3.13.    Intangible Property.

                 (a) The term "Intangible Property" shall mean each trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design and copyright used by a Company or a Subsidiary in connection with the Business.

                 (b) Section 3.13(b) of the Disclosure Schedule lists all Intangible Property necessary to the conduct of the Business and sets forth, for any such Intangible Property that is not owned by a Company or a Subsidiary, the name of the owner and the Contract(s) or other arrangements under which any Company or Subsidiary uses such Intangible Property.

                 (c) All of the Intangible Property listed in Section 3.13(b) of the Disclosure Schedule is owned by or licensed to a Company or a Subsidiary. No person or entity has a right to receive a royalty or similar payment in respect of any such Intangible Property pursuant to any contractual arrangements entered into by a Company or a Subsidiary, and (iii) as of the date of this Agreement, no Action is pending against any Company or Subsidiary either (A) challenging or seeking to deny or restrict the use by any Company or Subsidiary of any of such Intangible Property or (B) alleging that any service provided or products sold, or Intangible Properly used, are being provided, sold or used in violation of any intangible property of any third Person. There are no uses of Intangible Property in the ordinary course of the Business that, to the knowledge of the Seller, violate or infringe upon any intangible property owned by a third Person and, as of the date of this Agreement, the Seller does not have knowledge of any infringement or violation of the right of any Company or Subsidiary in or to the Intangible Property by any third party.

                 SECTION 3.14.    Real Property.

                 (a)      No Company or Subsidiary owns any real property.

                 (b) The Seller has delivered to the Purchaser true, correct and complete copies of the Leases, including all material amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder. Section 3.14(b) of the Disclosure Schedule lists each parcel of Leased Real Property and identifies with respect to each such Lease, the parties thereto, the address of such property subject to the Lease and a summary of certain terms of such Lease. Except as disclosed in Section 3.14(b) of the Disclosure Schedule or as would not have a Material Adverse Effect, the Subsidiary or Company party to the respective Leases, as of the date of this Agreement (i) has a valid and subsisting leasehold interest in each such Lease, and (ii) is in undisturbed, actual and exclusive possession of all space that it is currently entitled to possess under each such Lease and no rights adverse to the rights of such Company or Subsidiary have, to the knowledge of the Seller, been asserted by any third Persons. With respect to those Leases that were assigned or subleased to the Companies or the Subsidiaries by a third party, all necessary consents to such assignments or subleases have been obtained and delivered to the Purchaser. Except as set forth in Section
3.14(b) of the Disclosure Schedule or as would not have a Material Adverse
Effect: (i) none of the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of the Leased Real Property or any part thereof. There does not exist any actual or, to the knowledge of the Seller, threatened in writing condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and the Company and its Subsidiaries have not received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof. No Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Leased Real Property or any portion thereof or interest therein.

                 (c)      Except as would not have a Material Adverse Effect:
(i) none of the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of the Leased Real Property or any part thereof; (ii) each of the Leases is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no defaUlt under any Lease either by the Company or the Subsidiary party thereto or, to the knowledge of the Seller, by any other party thereto, and no event has, to the knowledge of the Seller, occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder;
(iii) each of the Leases covers the entire estate it purports to cover; (iv) no previous or current party to any such Lease has given notice of or made a claim with respect to any breach or default thereunder; (v) the Leased Real Property complies in all material respects with all applicable Laws and no notice of violation of any Law has been received by the Companies or the Subsidiaries or, to the best knowledge of the Seller, has been issued by any Governmental Authority with respect to the Leased Real Property; (vi) the Companies and the Subsidiaries have all material certificates of occupancy and other Licenses of any Governmental Authority necessary for the current use and operation by the Companies or the Subsidiaries of the Leased Real Property; such Licenses have been validly issued by the appropriate Governmental Authorities in compliance with all applicable Laws, and the Companies and the Subsidiaries have complied with all material conditions of such Licenses applicable to them; no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such License; all such Licenses are in full force and effect without further consent or approval of any Person; the Seller does not have any knowledge of, nor has any Company or any Subsidiary received, any written notice from any Governmental Authority to the effect that there is lacking any such License required in connection with the Company's or Subsidiary's current use or operation of any Leased Real Property; (vii) no part of any Leased Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of the Leased Real Property and the Leased Real Property is properly and duly zoned for its current use by the Companies or the Subsidiaries and such current use is in all respects a conforming use by the Companies and the Subsidiaries; (viii) no Governmental Authority having jurisdiction over any Leased Real Property has issued or, to the best knowledge of the Seller, threatened in writing to issue any notice or Governmental Order that materially and adversely affects the use or operation of any Leased Real Property, or requires, as of the date hereof or a specified date in the future, any material repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property; (ix) the Seller does not know of any actual or pending imposition of any assessments for public improvements with respect to any Leased Real Property and, to the best knowledge of the Seller, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Leased Real Property; (x) no labor has been performed or material furnished for any portion of any Leased Real Property for which any Lien in excess of $100,000 in value in the aggregate can be claimed; (xi) no improvements constituting a part of any Leased Real Property encroach on real property not leased by the Companies or the Subsidiaries, to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements or cost in excess of $100,000 in the aggregate; (xii) all components of all improvements included within the Leased Real Property, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition, working order and repair; (xiii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems Serving the Leased Real Property are installed and operating and are sufficient to enable the Leased Real Properly to continue to be used and operated in the manner currently being used and operated; (xiv) neither the Leased Real Property nor portion thereof has suffered any material damage by fire or other casualty that has not heretofore been completely restored to its original condition; (xv) no portion of the Leased Real Property is located in a special flood hazard area as designated by any Governmental Authority; (xvi) no Company nor any Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property requesting performance of any structural or other repairs or alterations to the Leased Real Property: (xvii) no Leased Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of the Leased Real Property; (xviii) the Leased Real Property abuts a publicly dedicated right of way and is otherwise not dependent for ingress or egress on third party interests; and (xix) all utility systems required in connection with use, occupancy and operation of the Leased Real Property are supplied directly to the Leased Real Property by facilities of public utilities, are sufficient for their present purposes, are fully operational and in good working order, and are benefitted by customary utility easements providing for the continued use and maintenance of such systems.

                 SECTION 3.15.    Employee. Benefit Matters.

                 (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), program, arrangement and contract maintained or contributed to by any Company or any Subsidiary (the "Benefit Plans"), the Seller has made available to the Purchaser a copy of (i) the most recent annual report (Form 5500) filed with the IRS if required, (ii) such Benefit Plan document, if any, (iii) if applicable, each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Internal Revenue Code. Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans as of the date of this Agreement.

                 (b) With respect to the Benefit Plans, except as set forth in Section 3.15(b) of the Disclosure Schedule, no event has occurred and, to the knowledge of the Seller, there exists no condition or set of circumstances, in connection with which any Company or Subsidiary could be subject to any liability under the terms of such Benefit Plans, ERISA, the Internal Revenue Code or any other applicable Law which would have a Material Adverse Effect. No Benefit Plan is subject to Title IV of ERISA.

                 (C) The Seller has made available to the Purchaser (i) copies of all employment agreements in effect as of the date of this Agreement with officers of the Companies and the Subsidiaries, (ii) copies of all severance agreements, material programs and material policies of the Companies and the Subsidiaries with or relating to their employees, and, (iii) copies of all material plans, programs, agreements and other arrangements of the Companies and the Subsidiaries with or relating to its employees which contain change in control provisions.

                 (d) Except as described in Section 3.15(d) of the Disclosure Schedule or as otherwise required by Law, no Benefit Plan of any Company or Subsidiary provides retiree medical or retiree life insurance benefits to any person.

                 (e) Except as described in Section 3.15(e) of the Disclosure Schedule, all annual reports (Forms 5500) which, to the knowledge of the Seller, are required to be filed with respect to Benefit Plans have been promptly and properly filed or if such reports are not currently due will be filed when due, or if such documents are currently due, timely extension of such due date has been requested. Except as disclosed in Section 3.15(e) of the Disclosure Schedule each Benefit Plan intended to qualify under Section 401 of the Code has been determined by the Internal Revenue Service to so qualify as of the date of such determination, and the Seller is not aware of any circumstances which could affect such qualification.

                 (f) As of the date of this Agreement, there are no pending Actions relating to the Benefit Plans against the Company or any Subsidiary (other than claims for benefits in the ordinary course), except as disclosed in Section 3.15(f) of the Disclosure Schedule.

                 SECTION 3.16. Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule, all federal, state, local and foreign tax returns, reports and statements required to be filed by each Company and Subsidiary have been filed with the appropriate governmental agencies, and all taxes and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto or for nonpayment thereon, or any such fine, penalty, interest or late charge has been paid. All such returns, reports and statements are true, complete and correct, and there are no material deficiencies in respect thereof. Each
Company and Subsidiary has paid when due and payable all taxes required to be paid by it. Prior, proper and accurate amounts have been withheld by each Company and Subsidiary from their respective employees for all periods in full and complete compliance with the tax, Social Security and unemployment withholding provisions of applicable federal, state, local and foreign law, and such withholdings have been paid in a timely fashion to the respective governmental agencies. Each Company and Subsidiary has mailed to the recipients of payments made in the ordinary course of business and filed with the IRS or appropriate Governmental Authority substantially all information returns required to be filed in respect of such payments and no Company or Subsidiary is liable for any material penalties for failure to file such information returns nor are they liable for any material backup withholding in respect of any such payments. The federal income tax returns of the consolidated group of which each Company and Subsidiary is a member are currently being audited for the taxable years ended June 1991 through June 1993; prior to becoming members of such consolidated group Dunnington and HPS were acquired pursuant to asset acquisitions and Alliance was an S corporation within the meaning of IRC
Section 1361. Section 3.16 of the Disclosure Schedule sets forth, for each Company and Subsidiary, those taxable years for which its tax returns are currently being audited by the IRS or any other applicable Governmental Authority. Except as set forth in Section 3.16 of the Disclosure Schedule, no consent extending the period of limitations for assessment of any tax has been executed. Section 3.16 of the Disclosure Schedule hereto sets forth each election made by each Company or Subsidiary which has the effect of (i) deferring any item of gross income for federal income tax purposes to a period later than the corresponding period for which such item of income is reportable on the financial statements of the Company or Subsidiary or (ii) accelerating any item of expense, loss or deduction to a taxable period which is earlier than the corresponding period for which such item of expense, loss or deduction is reportable on the financial statements of the Company or Subsidiary. Section 3.16 of the Disclosure Schedule sets forth every item, not otherwise included in the preceding sentence, capitalized for financial statement purposes but deducted on the tax return filed on or prior to the Closing Date. None of the Companies nor any of their Subsidiaries has made an election to reduce basis in lieu of recognizing any income pursuant to IRC Sections 108 and 1017. Except as set forth in Section 3.16 of the Disclosure Schedule or as a result of the transactions contemplated by this Agreement, no net operating loss or other tax attribute is limited by IRC Section 382 or 383. None of the Companies nor any of their Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection
(f) assets (as such term defined in IRC Section 341(f(4)). None of the property owned by the Companies or any of their Subsidiaries is property which such Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax exempt use property" within the meaning of IRC Section 168(h). Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Companies nor any of their Subsidiaries have agreed or have been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Companies nor any of their Subsidiaries have any obligation under any written tax sharing agreement.

                 SECTION 3.17.    Stockholder Vote and Special Committee
Approval.

                 (a) Pursuant to the Purchase and Sale Agreement and subject to the terms thereof, Synetic has agreed to take all action necessary to call a Special Meeting of the stockholders of Synetic (including any postponements or adjournments thereof, the "Special Meeting") in order to consider and vote upon, among other things, a proposal to approve, in accordance with the requirements of the DGCL, the sale of the Business by the Seller.

                 (b) The Special Committee has approved this Agreement and the transactions contemplated hereby.

                 SECTION 3.18.    Material Contracts.

                 (a) Section 3.18(a) of the Disclosure Schedule lists the following Contracts (collectively, with the Leases listed in Section 3.14(b) of the Disclosure Schedule, the "Material Contracts") in effect as of the date of this Agreement to which any Company or Subsidiary is a party:

                 (i) any Contract (other than the Leases listed in Section 3.14(b) of the Disclosure Schedule) that the Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by any Company or Subsidiary of more than $100,000 within the 12 month period following the date of this Agreement and that is not cancelable within 60 days without liability;

                 (ii) any lease or leases of personal property involving any annual expense in excess of $50,000 per annum per lease or $250,000 per annum in the aggregate for any related group of leases and not cancelable within 60 days without liability;

                 (iii) any Contracts containing covenants limiting the freedom of any Company or Subsidiary to engage in any line of business or compete with any Person after the Closing;

                 (iv) any employment agreements or other agreements with any director, officer or key employee the term of which will not expire until more than three years after the date of this Agreement or that involve annual payments by any Company or Subsidiary in excess of $75,000 that are not terminable within 60 days without liability or penalty;

                 (v) any joint venture agreement, shareholder agreement or similar arrangement;

                 (vi) any Contract relating to indebtedness for borrowed money or capitalized leases, or other Contract in respect of which the Companies or the Subsidiaries are obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity, in each case, in excess of $50,000, other than Intercompany Amounts; and

                 (vii) any indemnity arrangement arising in connection with any sale or disposition of assets (other than sales of assets in the ordinary course of business).

                 (b) Except as set forth on Section 3.18(b) of the Disclosure Schedule, no Company or Subsidiary is (and, to the knowledge of the Seller, no other party is), as of the date of this Agreement, in breach or violation of, or default under, any of the Material Contracts, where such breach or violation or default would have a Material Adverse Effect. Except as set forth on Section 3,18(b) of the Disclosure Schedule, each Material Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Company or Subsidiary which is a party thereto, enforceable against such Company or Subsidiary in accordance with its terms and, to the knowledge of the Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and, except where enforceability is subject to the application of equitable principles or remedies or as would not have a Material Adverse Effect.

                 SECTION 3.19. Customers. Section 3.19 of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of the 10 largest customers of the Companies and the Subsidiaries taken as a whole in terms of revenues, or annualized revenues, during the fiscal year ended on the 1994 Balance Sheet Date, showing the approximate total sales by the Companies and the Subsidiaries to each such customer during such period. Except as set forth in Section 3.19 of the Disclosure Schedule, from the 1994 Balance Sheet Date through the date of this Agreement, (a) there has not, to the knowledge of the Seller, been any change in the business relationships of any Company or Subsidiary with any customers named in Section
3.19 of the Disclosure Schedule that would, in the aggregate, have a Material Adverse Effect and (b) no Company or Subsidiary has received any written notice from any one or more of such customers that said customer or customers intends to terminate their business relationships with any Company or Subsidiary, which termination would have a Material Adverse Effect.

                 SECTION 3.20. Brokers. Except for Cowen & Co. ("Cowen"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The
Seller is solely responsible for the fees and expenses of Cowen.

                 SECTION 3.21.    Receivables.

                 (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, there are no employee advances and loans in excess of $20,000 in the aggregate made by the Companies and the Subsidiaries as of the date of this Agreement.

                 (b) All accounts receivable of the Companies and the Subsidiaries have arisen in the ordinary course of business consistent with past practice. The accounts receivable of the Companies and the Subsidiaries are reported on the 1994 Audited Financial Statements at their estimated aggregate net realizable amounts. Provided that the past practice of the Companies and the Subsidiaries is followed in connection with the collection of such accounts receivable (as described in Section 3.21(b) of the Disclosure Schedule), such accounts receivable are realizable at the aggregate value thereof reflected in the Books and Records of the Companies and the Subsidiaries, net of reserves therefor established in accordance with past practice.

                 SECTION 3.22.    Insurance.

                 (a) Section 3.22(a) of the Disclosure Schedule sets forth a list of all policies of insurance of any kind or nature covering the Companies and the Subsidiaries or any of the employees of the Companies and the Subsidiaries or their respective assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Section 3.22(a) of the Disclosure Schedule sets forth for each such policy of insurance, (i) the name of the provider thereof, (ii) the type of coverage, (iii) the policy number,
(iv) the term of the policy and (v) the amount of coverage provided thereby. All such policies are in full force and effect and, with respect to such policies which are occurrence based policies, will continue to provide coverage following the Closing Date to the same extent provided prior to the Closing Date for claims arising in connection with the operation of the business on or prior to the Closing Date. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of each such policy, including all amendments, modifications, supplements or side letters relating thereto.

                 (b) At all times since the date of acquisition thereof by the Seller, the Companies and the Subsidiaries have maintained insurance covering the Companies and the Subsidiaries, the employees of and assets comprising the Companies and the Subsidiaries comparable in terms of the type of coverage to that maintained by the Companies and the Subsidiaries as of the date hereof.

                 SECTION 3.23. Transactions with Affiliates. Except as set forth in Section 3.23 of the Disclosure Schedule, from the 1994 Balance Sheet Date to the date of this Agreement, there have been no material transactions, agreements or arrangements between the Companies and the Subsidiaries, on the one hand, and (i) the Seller or any of its Affiliates, (ii) any director or officer of the Seller or any of its Affiliates or (iii) any member of the immediate family of any individual described in (i) or (ii) on the other.

                 SECTION 3.24. No Undisclosed Liabilities. The Companies and the Subsidiaries do not have any Liabilities, other than: (a) as reflected or reserved against on the 1994 Audited Balance Sheet; (b) Liabilities with respect to matters expressly disclosed pursuant to this Article III or covered by a representation or warranty (other than this Section 3.24) and not required to be disclosed by the terms of such representation or warranty; (c) Liabilities incurred after the date of this Agreement and permitted under
Section 5.01 hereof; (d) Liabilities incurred from the 1994 Balance Sheet Date to the date of this Agreement in the ordinary course of business consistent with past practice; and (e) such additional Liabilities which individually or in the aggregate would not have a Material Adverse Effect.

                 SECTION 3.25. Environmental Compliance. As of the date of this Agreement: (a) no toxic wastes or other toxic or hazardous substances or materials have been released or disposed by the Companies and the Subsidiaries on any of the Leased Real

Property in any manner or quantity that could reasonably be expected to give rise to any material Liabilities of the Companies and the Subsidiaries; (b) the Companies and the Subsidiaries have operated in accordance with all Laws relating to pollution or protection of the environment, except for such non-compliance which, singly or in the aggregate, would not have a Material Adverse Effect; (c) to the Seller's knowledge, neither the Companies nor the Subsidiaries have disposed or arranged (by contract, agreement or otherwise), within the meaning of Section 107(a)(3) of CERCLA, for the disposal of any hazardous substance that was generated or used by any of them at any off-site location that at the time of such disposal was listed or proposed for inclusion on the National Priority List promulgated pursuant to CERCLA or any list promulgated by any Governmental Authority for the purpose of identifying sites which pose an imminent danger to public health and safety; (d) except where the failure to do so would not have a Material Adverse Effect, each of the Companies and the Subsidiaries has all required federal, state and local permits, licenses, certificates and approvals, with respect to their respective operations relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, and
(v) the use, generation, storage, transportation or disposal of toxic hazardous substances or wastes; and (e) the Seller has no knowledge that any Governmental Authority has determined that there has been a hazardous discharge at or from the Leased Real Property. The provisions of this Section 3.25 shall survive the Closing and remain in full force and effect for a period of five years after the Closing Date.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Seller as follows:

                 SECTION 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 4.02. No Conflict. Except as may remit from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser does not and will not: (a) violate or conflict with the Articles of Incorporation or By-laws (or other similar applicable documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, except as would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Purchaser or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Purchaser or the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                 SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in a writing delivered to the Seller by the Purchaser on the date of this Agreement, (b) the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Purchaser from performing any of its material obligations under this Agreement and (d) as may be necessary as a result of any facts or circumstances relating solely to the Seller. The Purchaser is not aware of any fact or circumstances relating to the Purchaser that would preclude the Purchaser from receiving any of the Licenses or any other consent, approval or authorization listed in the writing described in clause (a) of the previous sentence.

                 SECTION 4.04. Absence of Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

                 SECTION 4.05. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                 SECTION 4.06. Financing. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement.

                 SECTION 4.07. Brokers. Except for J. P. Morgan Securities, Inc. no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for the fees and expenses of
J. P. Morgan.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                 SECTION 5.01.    Conduct of Business prior to the Closing.

                 (a) Unless the Purchaser otherwise agrees in writing (such agreement not to be unreasonably withheld) and except as otherwise set forth herein or in Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will cause each Company and each Subsidiary to:

                 (i) operate only in the usual, regular and ordinary manner consistent with past practice, and use reasonable efforts to
         (A) preserve its present business operations, organization and goodwill, (B) keep available the services of its present i employees,
         (C) preserve its present relationships with persons having business dealings with it and (D) comply in all material respects with all contractual obligations under Material Contracts;

                 (ii) use reasonable efforts to (A) maintain all of its assets and properties in their current condition, normal wear and tear excepted, and (B) maintain insurance upon all of such properties in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition);

                 (iii) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice;

                 (iv) maintain inventory of the Companies and the Subsidiaries of similar kind, amount and quality as that maintained in accordance with past practice and collect accounts receivable in accordance with past practice (as described in Section 3.21(b) of the Disclosure Schedule);

                 (v) use reasonable efforts to maintain or cause to be maintained the Intangible Property listed on Schedule 3.13(b) in full force and effect through the

         Closing Date and to renew, to the extent permitted under applicable Law, any such Intangible Property subject to expiration on or prior to the Closing Date;

                 (vi) promptly notify the Purchaser of any (A) casualty losses or damages suffered by any Company or Subsidiary with respect to property and assets having an aggregate replacement cost of more than $100,000 or which could cause a Material Adverse Effect, whether or not such losses or damages are covered by insurance, and (B) material legal proceedings commenced by or against any Company or Subsidiaries or any legal proceeding commenced or threatened against the Seller, any Company or any Subsidiary relating to the transactions contemplated by this Agreement;

                 (vii) promptly and accurately record in the corporate minute books of the Companies and the Subsidiaries all material corporate action taken on or after the date hereof by the stockholders or the board of directors (including committees thereof) of the Companies and the Subsidiaries, and promptly following such recordation deliver true, correct and complete copies thereof to the Purchaser;

                 (b) Except as expressly provided in this Agreement or in
Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will not permit the Companies and the Subsidiaries to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

                 (i) enter into any merger or consolidation with any corporation or other entity;

                 (ii) make a loan, advance or capital contribution to, any other Person, except (A) to any Company or Subsidiary, (B) loans and advances in the ordinary course of business in accordance with past practice and (C) loans, advances and capital contributions of less than $50,000 individually and $200,000 in the aggregate;

                 (iii) enter into or modify any Contract with any Person, other than (A) in the ordinary course of business consistent with past practice and (B) Contracts having requiring payments by the Companies and the Subsidiaries of less than $50,000 individually and $200,000 in the aggregate.

                 (iv) make any renovation of the Leased Real Property involving an obligation of more than $100,000 in the aggregate on the part of the Company or the Subsidiaries;

                 (v) (A) increase the rate of compensation payable or to become payable to any of its employees or agents, other than normal increases in the ordinary course of business consistent with past practice to Persons receiving cash compensation of less than $75,000 per annum; (B) pay or provide for any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such employee or agent except to the extent the Companies or the Subsidiaries are, on the date hereof, contractually obligated to do so or required to do so by Law and except as would not materially increase the benefits or compensation expense of the Companies and the Subsidiaries; and (C) enter into any new, or amend in any material respect any existing employment, severance, or consulting agreement, sales agency or other Contract with respect to the performance of personal services, except any such agreement providing for cash compensation of less than $75,000 per annum entered into or amended in the ordinary course of business;

                 (vi) (A) voluntarily incur any obligation or liability other than (1) normal trade or business obligations incurred in the ordinary course of business in accordance with past practice and (2) obligations and liabilities to the Seller incurred in accordance with past practice; (B) sell, assign, transfer, convey, lease or otherwise dispose of any material assets of the Companies and the Subsidiaries, other than inventory of the Companies and the Subsidiaries in the ordinary course of business; (C) cancel or compromise any material debt or claim or waive or release any material right of the Companies or the Subsidiaries, except for adjustments or settlements made in the ordinary course of business consistent with past practice; (D) make any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate; or (E) enter into any collective bargaining agreement or enter into negotiations (the status of which will be regularly communicated to the Purchaser) with any labor organization relating to any of the employees of the Companies or the Subsidiaries;

                 (vii) (A) create any Encumbrance on the Shares, and (B) create any Encumbrance of any kind on any properties or assets (whether tangible or intangible) of any Company or any Subsidiary, other than (1) Permitted Encumbrances, (2) Encumbrances that will be released at or prior to the Closing and (3) Encumbrances on assets having a value not exceeding $100,000 in the aggregate;

                 (viii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                 (ix) except where the aggregate value does not exceed $100,000 (net of any reduction in outstanding amounts under existing obligations), (A) incur any indebtedness for borrowed money (other than intercompany loans in the ordinary course of business, (B) issue any debt securities or (C) except in the ordinary course of business, assume, grant, guarantee or endorse, or make any other accommodation arrangement making any Company or any Subsidiary responsible for, the Liabilities of any Person (other than another Company or Subsidiary);

                 (x) Change any method of accounting or accounting practice used by any Company or any Subsidiary, except as required by GAAP;

                 (xi) issue or sell any additional shares of the capital stock of, or other equity interests in, any Company or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

                 (xii)    declare, set aside or pay any dividend;

                 (xiii) amend any Company's or Subsidiary's Certificate of Incorporation or By-laws or equivalent organization documents; or

                 (xiv)    agree to take any of the actions specified in this
         Section 5.01(b).

                 SECTION 5.02.    Access to Information.

                 (a) From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause the officers, employees, auditors and agents of the Seller, the Companies and the Subsidiaries to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Companies and the Subsidiaries (including copies, as required) and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information (including combined financial statements and auditor's work papers, if any, relating thereto) regarding the assets, properties, goodwill and business of the Companies and the Subsidiaries as the Purchaser may from time to time reasonably request in order to assist the Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transfers contemplated hereby; provided, however, that the Purchaser shall not unreasonably interfere with any of the businesses or operations of the Seller, the Companies, the Subsidiaries or any Affiliate of the Seller or any Affiliate of Merck.

                 (b) The Purchaser agrees that it shall preserve and keep all Books and Records in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, before the Purchaser shall dispose of any of such Books and Records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as the Seller may select.

                 (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. The Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign tax returns and other governmental reports, and the Purchaser agrees to furnish such information to the Seller at the Seller's request and expense.

                 SECTION 5.03. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this
Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

                 SECTION 5.04.    Regulatory and Other Authorizations;
Consents.

                 (a) Each party hereto shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Purchaser acknowledges that it shall be solely responsible for obtaining the Licenses and all other consents, approvals and authorizations referred to in the writing described in Section 4.03(a) and the Seller agrees to assist the Purchaser in its efforts with respect thereto. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

                 (b) The Purchaser shall take promptly all reasonable actions deemed by the Purchaser in its good faith discretion to be necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws ("Government

Antitrust Authority") or any other party to the consummation of the acquisition of the Shares by the Purchaser in accordance with the terms of this Agreement.

                 (c) The Purchaser agrees that if, prior to the Closing, the Purchaser or any of its Affiliates enters into any other agreement with respect to any acquisition, merger, joint venture or similar transaction which causes any Government Antitrust Authority to assert an impediment under any antitrust law to the Purchaser's acquisition of the Shares, the Purchaser will take all reasonable action as may be required with respect to such other transaction in order to eliminate each and every impediment asserted by such Government Antitrust Authority in a timely manner so as not to cause any material delay in the Closing Date. For purposes of this Section 5.04(c), there shall be deemed to be a "material delay" if the Purchaser has not taken all such reasonable action required to eliminate each and every such impediment by the 30th day (but, in any event, not later than three Business Days prior to February 15, 1994) after receipt by the Purchaser of a Seller's Notice. A "Seller's Notice" is a written notice in accordance with this Agreement from a duly authorized officer of the Seller stating that the Seller is ready, willing and able (but for the existence of any impediment to Closing asserted by any Government Antitrust Authority) to consummate the Closing pursuant to the terms of this Agreement. In the event that there shall occur a "material delay" within the meaning of this Section 5.04(c), in addition to any other rights or remedies that may be available to the Seller, the closing condition set forth in Section 8.02(a)(i) shall be deemed satisfied in the event that the certificate delivered at Closing pursuant to Section 8.02(a)(iii) states that the condition contained in Section 8.02(a)(i) was satisfied on the date of the Seller's Notice.

                 (d) The Purchaser will cooperate with the Seller in obtaining any consents of landlords necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, providing to such landlords (i) guarantees by the Purchaser of the obligations of any Company or any Subsidiary under the Leases and (ii) furnishing such financial statements and other financial information with respect to the Purchaser and the Parent as such landlords may reasonably request; provided, however, that no material adjustments shall be made to any Lease without the Purchaser's prior written consent, which consent shall not be unreasonably withheld.

                 SECTION 5.05.         Use of the Seller's Name.  No interest
in or right to use the name "Synetic" or any derivation thereof or any logo, trademark or trade name of the Seller (collectively, the "Retained Names and Marks") is being transferred to the Purchaser pursuant to the transactions contemplated hereby and such rights of the Companies and the Subsidiaries shall terminate as of the Closing Date. The Purchaser will, immediately following the Closing Date, cause each Company and each Subsidiary to remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto. Notwithstanding the foregoing, the Companies and the Subsidiaries may, for a period of 60 calendar days following the Closing Date, use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, where the removal of any Retained Name or Mark or any such similar name, mark or logo would be impractical; provided, that the Purchaser shall place, or cause to be placed, a stamp, mark or other notation on any such item that identifies the relevant Companies and Subsidiaries as Affiliates or businesses of the Purchaser (and not of the Seller). The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser, the Companies, the Subsidiaries or any Affiliate thereof of any Retained Name or Mark after the Closing Date, and the Purchaser agrees to indemnify and hold harmless the Seller from any and all claims that may arise out of the use thereof by the Purchaser, the Companies, the Subsidiaries or any Affiliate thereof.

                 SECTION 5.06.          Investigation.

                 (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies, the Subsidiaries and the Business, (ii) has been furnished with or given adequate access to such information about the Companies, the Subsidiaries and the Business as it has requested, and (iii) will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the Companies, the Subsidiaries and the Business, the representations and warranties contained in this Agreement) furnished by the Seller or any such Persons concerning the Seller, its Affiliates, the Companies, the Subsidiaries and the Business.

                 (b) In connection with the Purchaser's investigation of the Companies, the Subsidiaries and the Business, the Purchaser has received from the Seller certain projections and other forecasts for the Companies and the Subsidiaries and certain plan and budget, information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such persons liable, with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.06(b).

                 SECTION 5.07.          Stockholders' Meeting.

                 (a) The Seller shall take all action necessary in accordance with applicable Laws and its Certificate of Incorporation and By-Laws to convene the Special Meeting. Subject to its fiduciary duties, the Board of Directors of the Seller shall recommend approval of the proposals contained in the Proxy Statement and the Seller shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. None of the information contained in the Proxy Statement will, at the time of the mailing of such Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Special Meeting any event or circumstance relating to the Seller or any of its subsidiaries, or its or their respective officers or directors, should be discovered by the Seller which should be set forth in the Proxy Statement to be used in connection with the Stockholders' Meeting, the Seller shall promptly supplement the Proxy Statement. The Seller represents that all documents that the Seller is responsible for filing with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and the Purchase and Sale Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder.

                 (b) The Purchaser will supply such information about the Purchaser and its Affiliates as may be required for inclusion or incorporation by reference in the Proxy Statement and any supplement thereto. None of such information will, at the time of the mailing of such Proxy Statement and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 SECTION 5.08.          Non-Competition.

                 (a) The Seller acknowledges and agrees that the Business is conducted in the States of Connecticut, Indiana, Massachusetts and Rhode Island and that the reputation and goodwill of the Companies and the Subsidiaries are an integral part of its business success throughout the respective areas where they conduct their respective businesses. As an inducement for the Purchaser to enter into this Agreement, the Seller agrees that for a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Competion Period"), except with the Purchaser's prior written consent, the Seller shall not, directly or indirectly, or through one or more Affiliates, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any profit or non-profit business or organization in any part of the Territory (as hereinafter defined) which, directly or indirectly, Competes (as hereinafter defined) with the Purchaser. For purposes of this Section 5.08, a profit or non-profit business or organization shall be deemed to "compete" with the Purchaser if such business or organization engages in the business as engaged by any Company or any Subsidiary as of the Closing Date, including but not limited to providing infusion therapy, distributing urological, enternal and other health care products and supplies, providing medical record keeping services, or providing prescription vending services and consultant pharmacist services, in each case to nursing homes and other similar long-term care facilities. In addition, during the Non-Competition Period, none of the Seller or any of its Affiliates shall (i) provide or assist any other Person in the development or provision of an institutional pharmacy management system using any material component or know-how involved in the development of the SPMS for use by any Person engaged in the business of any Company or Subsidiary (as described in the immediately preceding sentence) in the United States, (ii) solicit, raid, entice or induce any person that currently is, or at the Closing Date shall be (or, in the case of termination, is at the time of termination), an employee of any Company or Subsidiary to become employed by any Person (other than the Purchaser), or (iii) approach any such employee for such purpose or authorize or participate with the taking of such actions by any other Person, or assist or participate with any such Person in taking such action; provided, however, the provisions of this sentence shall not prohibit the Seller or its Affiliates from advertising generally, including advertisements designed to attract new employees. For purposes of this Section 5.08, the term "Territory" means an area comprising the States of Connecticut, Indiana, Massachusetts and Rhode Island. Nothing contained in this Section 5.08 shall prevent the Seller from acquiring any business that competes with the Purchaser (the "Acquired Competing Business"), through merger, stock purchase, acquisition of assets or otherwise, provided that (A) such Acquired Competing Business constitutes a subsidiary or division (other than a "significant Subsidiary" as such term is defned in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission) of a larger business acquired at the same time as the Acquired Competing Business, which larger business does not compete with the Purchaser, and (B) such Acquired Competing Business is sold to a Person who is not an Affiliate of the Seller within one year from the date of acquisition thereof.

         (b) The Seller acknowledges that a breach of its covenants contained in
Section 5.08(a) may cause irreparable damage to the Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if it breaches any of the covenants contained in Section 5.08(a), in addition to any other remedy which may be available at law or in equity, the Purchaser shall be entitled to specific performance and injunctive relief against the Seller.

                 (c) The parties further acknowledge that the time, scope, geographic area and other provisions of Section 5.08(a) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that the agreements in Section 5.08(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                 (d) The existence of any claim or cause of action which any party may have against another party shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 5.08, but such claim or cause of action may be pursued through separate court action by such party.

                 SECTION 5.09.         SPMS.

                 (a) On or immediately prior to the Closing Date, the Seller will transfer and assign to Dunnington or another Company designated by the Purchaser (the "SPMS Transferee") all right, title and interest of the Seller in and to the computer systems described and identified in Section 5.09 of the Disclosure Schedule, and known as the Synetic Pharmacy Management System (the "SPMS"), including (i) each and every computer program related thereto, and each copy thereof, all conversions, derivative works, improvements, modifications, translations and updates of all or part of the SPMS programs in any form or medium (the "SPMS Programs") and (ii) all human-readable programming lists, flow charts, input and output charts, instruction materials, logic charts, technical manuals and other materials intended to assist either users or programmers working with the SPMS Programs to use it (collectively, the "Source Code and Documentation"). Section 5.09 of the Disclosure Schedule includes a list of all license fees or similar charges payable to any third party in connection with any software, computer program or similar product required for use of the SPMS or otherwise included in the SPMS. Upon transfer of the SPMS as contemplated by this Section 5.09, all proprietary rights in the SPMS shall become the sole and exclusive property of the SPMS Transferee, the Seller shall retain no rights therein, copies thereof or documentation relating thereto, in whatever form or medium in which such rights and documentation exist, and the Seller and its Affiliates will purge all copies of the SPMS from their computer systems and storage media and shall certify to the Purchaser in writing promptly following the Closing that such copies have been purged.
This assignment and transfer includes the full and exclusive rights comprised in the copyright of the work and all revisions thereof, including but not limited to, the right, by itself or with others throughout the world, to publish, republish and distribute the work and to prepare, publish and distribute derivative works based thereon, in all languages and in all formats and media of expression now known or later developed and to license or permit others to do so. The Seller recognizes and agrees that the SPMS is considered to be a valuable asset and trade secret of the Seller and contains proprietary and confidential information of the Seller, for which the purchase thereof, and sole and exclusive rights of use pertaining thereto, has been bargained for and agreed to be paid by the Purchaser as part of the Purchase Price. The Seller warrants that the SPMS has been developed, implemented and installed in a proper and workmanlike manner and that, on the Closing Date, the Source Code and Documentation, together with normal maintenance, updating and modifications in the ordinary course of business consistent with past practice, will permit the Purchaser to run the SPMS Programs described in Section 5.09 of the Disclosure Schedule; provided that the Seller does not warrant that the SPMS is error-free or that its use will be uninterrupted. To the extent that the Companies and the Subsidiaries do not have adequate personnel to accomplish the transition, the Seller agrees to, and to use its reasonable efforts to cause Medco, as necessary, to cooperate with and assist the Purchaser as reasonably required during a transition period, not to exceed 90 days following the Closing Date without compensation (but including reimbursement of the individuals involved for out of pocket travel and related expenses, if any) and thereafter for an additional period of 90 days at agreed upon rates of compensation for the time and out of pocket travel and related expenses of the individuals involved, to continue the use of the SPMS under the management and control of the Purchaser in the Business at the locations where it is currently in use, including, but not limited to, updating the Source Code and Documentation, so that such Source Code and Documentation, together with normal maintenance, updating and modifications in the ordinary course of business consistent with past practice, will permit the Purchaser to run the SPMS Programs approval described in Section 5.09 of the Disclosure Schedule.

                 (b) From the date of this Agreement until the Closing Date, (i) the Seller agrees to hold the SPMS in confidence to the same extent that it protects other confidential and proprietary information and to take all reasonable precautions consistent with its past practices to safeguard the confidentiality of the SPMS, (ii) no portion of the SPMS may be disclosed, furnished, transferred, displayed or otherwise made available by the Seller to any Person other than the Purchaser or the Companies and the Subsidiaries. The Seller agrees to take appropriate action by instruction, agreement and otherwise with its Affiliates and its and their employees to inform them of the trade secret proprietary and confidential nature of the SPMS and to obtain their compliance with the provisions of this Section 5.09.

                 (c) THE PURCHASER ACKNOWLEDGES THAT THE SELLER IS NOT A MERCHANT WITH RESPECT TO THE SPMS. EXCEPT AS PROVIDED IN SECTION 5.09(a), THE SELLER MAKES AND THE PURCHASER RECEIVES NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE SPMS AND THERE ARE EXRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                 (d) In no event shall the Seller be liable for any special, indirect, incidental or consequential damages, or any damages arising out of or in connection with the use or performance of the SPMS, whether in an action based on warranty, contract or tort, including negligence or strict liability.

                 SECTION 5. 10.         Further Action.  Subject to the terms
and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to carry out the intent of this Agreement.

                 SECTION 5.11.       Maintenance of Assets.  From and after
the date hereof and until the Closing, the Seller shall and shall cause the Companies and the Subsidiaries to use reasonable efforts to maintain all of the assets of the Companies and the Subsidiaries consisting of tangible property, and all replacements thereof and improvements thereon, in their existing condition, normal wear and tear excepted, and use, operate and maintain all of such assets in a reasonable manner in conformity with past practice. In the event of material damage to or destruction of any of such assets prior to the Closing Date, the Seller shall repair or replace such assets as soon as reasonably practicable after such loss or damage.

                 SECTION 5.12. Non-Solicitation. The Seller covenants that, unless this Agreement is terminated in accordance with its terms, from the date hereof through the Closing Date it will not, and will not permit any of its representatives to, (i) knowingly solicit, assist, initiate, facilitate or encourage any inquiries, proposals, offers or bids from any other party relating to an Acquisition Transaction (as defined below), or (ii) furnish or cause to be furnished to any Person any non-public information relating to the Companies, the Subsidiaries or any of the assets or the business of the Companies or the Subsidiaries, other than in the ordinary course of business consistent with past practice. The Seller covenants that from and after the date hereof until this Agreement is terminated in accordance with its terms, it will not, directly or indirectly, enter into, or permit any of its representatives or Affiliates to enter into, any agreement with any third party for the acquisition of any of the Shares or any material portion of the assets of the Companies or the Subsidiaries (an "Acquisition Transaction"). The Seller covenants and agrees to inform the Purchaser in writing by facsimile within twenty-four (24) hours following the receipt by it or any of its Affiliates or representatives of any proposal, solicitation or bid (including the terms thereof and the Person making such proposal, solicitation or bid) in respect of any Acquisition Transaction.

                 SECTION 5.13.         Intercompany Debt.

                 (a) The Purchaser shall cause the Companies and the Subsidiaries to pay, immediately after the Closing, to the Seller in immediately available funds, $2,686,000, representing an estimate of the Intercompany Amount on the Closing Date.

                 (b) If the Incremental Intercompany Amount is greater than zero, the Purchaser shall cause the Companies and the Subsidiaries to pay such amounts in accordance with such obligations within five Business Days after delivery of the Closing Balance Sheet by the Seller to the Purchaser.

                 (c) If the Incremental Intercompany Amount is less than zero, the Seller, shall pay to the Companies and the Subsidiaries an amount equal to the amount by which zero exceeds the Incremental Intercompany Amount within five Business Days after delivery of the Closing Balance Sheet by the Seller to the Purchaser.

                 SECTION 5.14. Other Information. The Seller shall provide to the Purchaser monthly income statements and balance sheets relating to the Companies and the Subsidiaries as the Seller customarily prepares for its own use, in the form customarily prepared on a regular basis.


                                   ARITCLE VI

                                EMPLOYEE MATTERS

                 SECTION 6.01.        Employees.

                 (a) The Purchaser will treat employees of the Companies and the Subsidiaries as of the Closing Date ("Transferred Employees") no less favorably with respect to employee benefits than its own similarly situated employees (excluding the Transferred Employees), as reasonably determined by the Purchaser in good faith, and will cause the Companies and the Subsidiaries to adopt on or promptly after the Closing Date employee benefit plans no less favorable than the employee benefit plans generally available to such similarly situated employees.

                 (b) To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser, the Companies or the Subsidiaries, the Purchaser shall cause such Transferred Employees to be credited for service on or prior to the Closing with any Company, any Subsidiary, the Seller or any of their respective Affiliates (including Medco or any of its subsidiaries). The Purchaser shall not apply any preexisting condition provisions to deny or limit coverage for, or participation by, any Transferred Employee under any health care coverage benefit plan maintained by the Purchaser or any of its Affiliates to the extent that such Transferred Employee is covered as of the Closing Date under a health care coverage benefit plan of any Company or any Subsidiary providing health care coverage benefits, provided that, if there is a dispute with respect to the coverage of any such Transferred Employee based on a preexisting condition provision under the health care coverage benefit plans of any Company or Subsidiary, the health care coverage benefits plans of the Purchaser and its Affiliates shall not be required to provide coverage with respect to such preexisting condition unless and until it has been determined under the terms of the health care coverage benefits plans of such Company or Subsidiary that such employee's disputed pre-existing condition was covered under such health care coverage benefits plans of the Companies and the Subsidiaries.

                 (c) Seller agrees to reimburse Purchaser upon request for the cost of salary and other employee benefits (excluding travel and entertainment expenses) incurred by Purchaser with respect to Peter Scianna, Louis Scianna and Elliott Tertes under (and for the initial term of) their respective employment agreements as in effect on the Closing Date.

                 SECTION 6.02. Certain Dunnington Agreements. The Seller shall indemnify and hold harmless the Purchaser, the Companies and Subsidiaries from and against any and all claims, liabilities, losses and expenses arising out of or in connection with Section 9.5(c) of the Dunnington Agreement. The Purchaser shall reasonably cooperate (and shall cause the Companies and Subsidiaries after the Closing Date to reasonably cooperate) in good faith with the Seller to take any actions, without material cost to the Purchaser, the Companies and Subsidiaries, necessary or desirable to extinguish or limit the Seller's liability under this Section.

                 SECTION 6.03. Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth herein.

                                  ARTICLE VII

                                  TAX MATTERS

                 SECTION 7.01.         Tax Indemnities.

                 (a) From and after the Closing Date, the Seller agrees to indemnify, without any gross-up for Taxes, the Purchaser and each Company against all Taxes (i) imposed on the Seller or any member of an affiliated group with which the Seller files a consolidated or combined income tax return (other than the Companies and the Subsidiaries) with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date, or
(ii) imposed on any Company or any Subsidiary with respect to any taxable period or portion thereof that ends on or before the Closing Date; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from (x) a reduction in any net operating loss, capital loss or Tax credit carryover allocable to any Company or any Subsidiary or (y) any transaction of any Company or any Subsidiary occurring on or after the Closing Date that is not in the ordinary course of business. Any indemnity payment made hereunder by the Seller to the Purchaser shall, in accordance with Section 7.08(a), be treated as an adjustment to the Purchase Price for tax purposes.

                 (b) From and after the Closing Date, the Purchaser and the respective Companies shall indemnify, without any gross-up for Taxes, the Seller and its affiliates against all Taxes imposed on or with respect to such Companies and their respective Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01, including, but not limited to, Taxes resulting from any transaction of any such Company and its Subsidiaries occurring on or after the Closing Date that is not in the ordinary course of business. Any indemnity payment made hereunder by the Purchaser to the Seller shall, in accordance with Section 7.08(a), be treated as an adjustment to the Purchase Price for tax purposes.

                 (c) Payment by the indemnitor of any amount due under this Section 7.01 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of
Section 7.03, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing authority or a court.

                 (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the next preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

                 (e) The respective indemnification obligations of the Purchaser and the Seller pursuant to this Section 7.01 shall not be effective until the aggregate dollar amount of all Taxes which would otherwise be indemnifiable pursuant to this Section 7.01 by such party exceeds $50,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount.

                 (f) Notwithstanding anything in this Section 7.01 to the contrary, if any Company or any Subsidiary is included in a consolidated, combined or unitary return or report, then (i) neither Purchaser nor Seller nor any of their affiliates shall be responsible to the other in respect of any Tax imposed on or measured by the income, property or business activities of any entity other than any Company or any Subsidiary ("Other Entity"), and (ii) there shall be no Threshold Amount applicable in respect of any such Other Entity for purposes of Section 7.01(e).

                 SECTION 7.02.         Refunds and Tax Benefits.

                 (a) The Purchaser shall promptly pay to the Seller any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser, any Company or any Subsidiary of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date or
(ii) attributable to an amount paid by the Seller under Section 7.01 hereof. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and obtain any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim.

                 (b) If the Purchaser and each Company shall not make an election under Section 172(b)(3) of the Internal Revenue Code to relinquish the entire carryback period with respect to any net operating loss, capital loss or tax credit attributable to such Company or any of its Subsidiaries in any taxable period beginning after the Closing Date that could be carried back to a taxable year of such Company or any such Subsidiary ending on or before the Closing Date, then the Purchaser or each Company or Subsidiary may carry back such net operating loss, capital loss or tax credit, as the case may be, to such prior taxable year, provided, however, that neither the Seller nor any affiliate thereof shall be required to pay to the Purchaser, any Company, any Subsidiary or any of their affiliates any refund or credit of Taxes that results from such carryback or to otherwise indemnify the Purchaser, any Company, any Subsidiary or any of their affiliates for such refund or credit of Taxes.

                 SECTION 7.03.         Contests.

                 (a) After the Closing Date, the Purchaser shall promptly notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or any Company or Subsidiary which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under
Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser or any Company or Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then, if the Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then the Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability.

                 (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.01 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If the Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause each Company and/or Subsidiary or its respective successor or successors to cooperate, at the Seller's expense, in each phase of such Contest. If the Seller elects not to direct the Contest, fails to notify the Purchaser of its election as herein provided or contests its obligation to indemnify under

Section 7.01, the Purchaser or any Company and/or Subsidiary may pay, compromise or contest, at its own expense, such asserted Tax liability. In any event, the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause the Companies or their respective successors promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Seller as it may designate to represent the Purchaser or the Companies and/or the Subsidiaries or their respective successors in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under Section 7.01.

                 SECTION 7.04.          Preparation of Tax Returns.  The
Seller shall prepare and file any tax returns and schedules relating to the Company and the Subsidiaries for the period ending on or before the Closing Date. Such returns and schedules shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in law. The Purchaser shall prepare or cause each Company to prepare any tax return relating to such Company or any of its Subsidiaries for any period ending after the Closing Date.

                 SECTION 7.05.          Section 3.38(h)(10) Election.

                 (a) The parties agree that in connection with the sale of the Shares contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Internal Revenue Code (a "Section 338 Election") to be made in respect of the Companies and the Subsidiaries, and shall comply with the rules and regulations applicable to such Section 338 Election.

                 (b) For purposes of executing a Section 338 Election, on or prior to the Closing Date, the Purchaser and the Seller (and/or other entities as necessary) jointly shall execute four copies (three for the Purchaser and one for the Seller) of Internal Revenue Service Form 8023 (or any successor form) and all attachments required to be filed therewith pursuant to applicable Treasury regulations. The forms relating to the Section 338 Election for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms". The Purchaser and the Seller agree that the Forms shall be filed with the appropriate tax authorities not earlier than 60 days before the latest date for the filing thereof. At least 120 days prior to the latest date for the filing of each Form, the Purchaser shall prepare and submit to the Seller any necessary corrections, amendments or supplements to such Form and the attachments thereto, as executed by the Purchaser and the Seller (and/or other entities as necessary) on or before the Closing Date. The Purchaser shall not file any Form or the attachments thereto as corrected, amended or supplemented unless it shall have obtained the Seller's consent thereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after the Seller's receipt of such corrections, amendments or supplements from the Purchaser, the Seller shall deliver to the Purchaser either (A) its consent to such filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If, within 30 days after the Purchaser's receipt of the written notice described in clause
(B)
above, the Purchaser and the Seller have been unable to resolve their differences, any remaining disputed issues shall be submitted to a nationally recognized independent public accounting firm in the United States (other than a firm which then serves, has been selected to serve in the future or has served within the past three years as the independent auditor for the Purchaser or any of its affiliates) selected by the Purchaser, and reasonably acceptable to the Seller, to resolve in a final binding manner after hearing the views of both parties. In that event, the Purchaser and the Seller shall execute and consent to the filing of the corrected, amended or supplemented Form in the manner determined by such accounting firm. In no event, however, shall the Forms be filed later than 15 days before they are due. The fees and expenses of the accounting firm shall be shared equally.

                 (c) For purposes of making a Section 338 Election, the Purchaser and the Seller shall agree upon an allocation of the Purchaser's "adjusted grossed-up basis" in the Shares (within the meaning of the Treasury Regulations under section 338 of the Internal Revenue Code) to the tangible and intangible assets of the Companies and the Subsidiaries as of the Closing Date (the "Allocation"). The Allocation shall be binding upon the Purchaser and the Seller for purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of the Companies and the Subsidiaries. Neither party shall file any tax return, or take a position with a Tax authority, that is inconsistent with the Allocation. If the Purchaser and Seller shall not be able to agree to the Allocation, they shall submit any dispute to Deloitte & Touche or such other independent accounting firm as may be mutually acceptable to the Seller and the Purchaser to resolve all disputed matters related to the Allocation, and such resolution shall be binding on both parties.

                 SECTION 7.06. Cooperation and Exchange of Informa-tion. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

                 SECTION 7.07. Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all sales, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the sale of the Shares contemplated hereby.

                 SECTION 7.08.          Miscellaneous.

                 (a) The parties agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for Tax purposes.

                 (b) Except as expressly provided otherwise and except for the representations contained in Section 3.16 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

                 (c) For purposes of this Article VII, all references to the Purchaser, the Seller, the Companies and the Subsidiaries include successors.

                 (d) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by the Seller under
Section 7.01(a) of this Agreement or by the Purchaser under Section 7.01(b) of this Agreement.


                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

               SECTION 8.01.          Conditions to Obligations of the Seller.
The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

              (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date) except where the failure to be so true and correct would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects except where the failure to so comply would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; and (iii) the Seller shall have received a certificate of the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser;

              (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

              (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions and no Governmental Authority has threatened in writing to bring an Action seeking any such Governmental Order, which threat has not been rescinded; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Seller has directly or indirectly solicited or encouraged any such action;

              (d) Stockholder Votes. The sale of the Business by the Seller and the Purchase and Sale Agreement and the transactions contemplated thereby shall have been approved by the votes of the stockholders of the Seller required pursuant to the DGCL; and

              (e) Opinion of the Purchaser's Counsel. The Seller shall have received an opinion or opinions of Weil, Gotshal & Manges, counsel for the Purchaser, and the respective General Counsels of the Purchaser and the Parent, dated the Closing Date, in the forms previously agreed to by the Seller and the Purchaser.

              SECTION 8.02.         Conditions to Obligations of the Purchaser.
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

              (a) Representations and Warranties: Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Seller which address matters only as of a particular date, as of such date) except where the failure to be so true and correct would not have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by Seller at or prior to the Closing shall have been complied with in all material respects, except where the failure to so comply would not have a Material Adverse Effect; and (iii) the Purchaser shall have received a certificate of the Seller as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Seller;

              (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

              (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions and no Governmental Authority has threatened in writing to bring an Action seeking any such Governmental Order, which threat has not been rescinded; provided, however, that the provisions of this
         Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such action;

              (d) Stockholder Votes. The sale of the Business by the Seller and the Purchase and Sale Agreement and the transactions contemplated thereby shall have been approved by the votes of the stockholders of the Seller required pursuant to the DGCL; and

              (e) Opinion of Seller's Counsel. The Purchaser shall have received an opinion or opinions of Shearman & Sterling, counsel for the Seller, dated the Closing Date, in the form previously agreed to by the Seller and the Purchaser.


                                   ARTICLE IX

                                INDEMNIFICATION

          SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Purchaser, for a period of 18 months after the Closing Date; provided, however, that the representations, warranties, covenants and agreements set forth in Sections 2.04, 2.05, 2.06, 2.08, 3.16, 3.25, 5.02(b), 5.03, 5.05, 5.06, 5.08, 5.09 and
5.10, and Articles VI, VII, and IX shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely; and provided further that the representations and warranties and covenants set forth in Sections 3.07, 3.15 and 5.02(c) shall remain in full force and effect until the termination of all liabilities arising from the subject matter thereof pursuant to all applicable statutes of limitations and the provisions of Article XI shall survive until the last to survive of the other provisions of this Agreement.

          SECTION 9.02.          Indemnification by the Purchaser.

          (a) The Purchaser agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Seller against and hold the Seller harmless from all Losses to the Seller arising out of (i) the breach of or any inaccuracy in any representation, warranty, covenant or agreement of the Purchaser herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII). Anything in Section 9.01 to the contrary notwithstanding no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation, warranty, covenant or a reement contained herein, unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b)    The indemnification obligations of the Purchaser pursuant to
Section 9.02(a) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 9.02(a) exceeds $500,000 (the "Purchaser's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Purchaser's Threshold Amount. In addition, no claim may be made against the Purchaser for indemnification pursuant to Section 9.02(a) with respect to any individual item of Loss, unless such item exceeds $15,000 or any related group of items, unless such related group of items exceeds $50,000, nor shall any such item or related group of items be applied to or considered part of the Purchaser's Threshold Amount.
The indemnification obligations of the Purchaser pursuant to this Section 9.02 shall be effective only until the dollar amount paid in respect of the Losses indemnified against under this Section 9.02 aggregates to an amount equal to $110,000,000. For the purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Seller or any Affiliate thereof, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller or any Affiliate from any third party with respect thereto and (iii) net of any adjustments to the Purchase Price pursuant to Section 2.06 with respect to the subject matter in dispute.

          (c) Payments by the Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any Losses that remains after deducting therefrom (i) any Tax benefit to the Seller or any Affiliate thereof, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller from any third party with respect thereto and (iii) any adjustments to the Purchase Price pursuant to Section 2.06 with respect to the subject matter in dispute. If a payment is made by the Purchaser in accordance with this Section 9.02, and if in a subsequent taxable year a Tax benefit is realized by the Seller or any Affiliate of the Seller with which the Seller files a consolidated, combined or unitary tax return (that was not previously taken into account to reduce an amount otherwise payable by the Purchaser under
Section 9.02), the Seller shall pay to the Purchaser at the time of such realization the amount of such Tax benefit to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Purchaser under
Section 9.02 if the Tax benefit had been obtained in the year of such payment. A Tax benefit will be considered to be realized for purposes of this Section
9.02 at the time that it is reflected on a tax return of the Seller or any Affiliate of the Seller with which the Seller files a consolidated, combined or unitary tax return.

          (d) The Seller agrees to give the Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which the Purchaser's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that the Seller learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Purchaser shall not affect rights to indemnification hereunder except to the extent that the Purchaser is actually prejudiced by such failure. The
Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense.
If the Purchaser elects to assume the defense of any such claim or proceeding, the Seller may participate in such defense, but in such case the expenses of the Seller shall be paid by the Seller, provided that such defense or settlement may be at the Purchaser's expense if: (i) the Purchaser shall have agreed to the retention of separate counsel; (ii) the defendants or target of such claim, assertion, event or proceeding involve more than one indemnified party or both the Purchaser and the Seller have concluded that such representation by the same counsel would be inappropriate due to actual or potentially differing interests between them in the conduct in respect of such claim, assertion, event or proceeding as if there were legal defenses available to the Seller that are different from or additional to those available to the Purchaser, or (iii) the Purchaser shall have failed to employ legal counsel reasonably acceptable to the Seller within a reasonable amount of time. The Seller shall provide the Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Seller for all its reasonable out-of-pocket expenses in connection therewith. Except as provided above, if the Purchaser elects to direct the defense of any such claim or proceeding, the Seller shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing to such payment or unless the Purchaser, subject to the last sentence of this Section 9.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Seller for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, the Purchaser fails to prosecute or withdraws from such defense, the Seller shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Seller assumes the defense of any such claim or proceeding pursuant to this Section 9.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego. appeal with respect thereto, then the Seller shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (e) The Seller hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VII. In furtherance of the foregoing, the Seller hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the Purchaser or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement.

          (f) Except as set forth in this Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no liability under any provision of this Agreement for and in no event shall the Purchaser's Threshold Amount be applied to any consequential damages. The Seller shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

          (h) For purposes of this Section 9.02, in determining whether there has been a breach of any representation or warranty contained in Article IV, such representations and warranties shall not be qualified by the terms "Material Adverse Effect" or "Material Adverse Change" or by any phrase using such terms.

          SECTION 9.03.         Indemnification by the Seller.

          (a) The Seller agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Purchaser against and hold it harmless from all Losses to the Purchaser arising out of
(i) any Action set forth on Section 3.09 of the Disclosure Schedule and any other Action arising on or after the date of this Agreement and before the Closing which would, if it had arisen prior to the date of this Agreement, have been required to be disclosed on the Disclosure Schedule pursuant to Section
3.09 (but this clause (i) shall not include any Action between the Purchaser and the Parent, on the one hand, and the Seller on the other hand, or any Action with respect to the validity of this Agreement), (ii) a breach of Sections 6.01(c) or 6.02, (iii) the breach of or any inaccuracy in any representation, warranty, covenant or agreement of the Seller herein (other that Section 2.04, Section 3.16 and Article VII, it being understood that the sole remedy for breach of such provisions shall be pursuant to Section 2.04 and
Article VII, respectively), and (iv) Liabilities to the extent arising from any failure to maintain insurance by the Companies or the Subsidiaries or their respective predecessors, for the period from January 1, 1989 through the date of acquisition by the Seller, comparable in terms of the type of coverage to that maintained by the Companies and the Subsidiaries on the date hereof. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b)    The indemnification obligations of the Seller pursuant to
Section 9.03(a)(iii) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 9.03(a)(iii) exceeds $500,000 (the "Seller's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Seller's Threshold Amount. In addition, no claim may be made against the Seller for indemnification pursuant to Section 9.03(a)(iii) with respect to any individual item of Loss, unless such item exceeds $15,000 or any related group of items, unless such related group of items exceeds $50,000, nor shall any such item or related group of items be applied to or considered part of the Seller's Threshold Amount. The indemnification obligations of the Seller pursuant to this Section 9.03 shall be effective only until the dollar amount paid in respect of the Losses indemnified against under this Section 9.03 aggregates to an amount equal to $110,000,000. For the purposes of this Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any Affiliate from any third party with respect thereto and
(iii) net of any adjustments to the Purchase Price pursuant to Section 2.06 with respect to the subject matter in dispute.

          (c) Payments by the Seller pursuant to Section 9.03(a) shall be limited to the amount of any Losses that remains after deducting therefrom (i) any Tax benefit, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any Affiliate from any third party with respect thereto and (iii) any adjustments to the Purchase Price pursuant to Section 2.06 with respect to the subject matter in dispute. If a payment is made by the Seller in accordance with this Section 9.03, and if in a subsequent taxable year a Tax benefit is realized by the Purchaser, any Company, or Subsidiary or any Affiliate of the Purchaser, any Company or any Subsidiary with which any Company or any Subsidiary files a consolidated, combined or unitary tax return (that was not previously taken into account to reduce an amount otherwise payable by the Seller under Section 9.03), the Purchaser, any such Company, any such Subsidiary or any Affiliate of the Purchaser, any Company or any Subsidiary with which any Company or any Subsidiary files a consolidated, combined, or unitary tax return shall pay to the Seller at the time of such realization the amount of such Tax benefit to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Seller under this Section 9.03 if the Tax benefit had been obtained in the year of such payment. A Tax benefit will be considered to be realized for purposes of this Section 9.03 at the time that it is reflected on a tax return of the Purchaser, any Company, any Subsidiary or any Affiliate of the Purchaser, any Company or any Subsidiary with which the Purchaser, any Company or any Subsidiary files a consolidated, combined or unitary tax return.

          (d) The Purchaser agrees to give the Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which the Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that the Purchaser learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Seller shall not affect rights to indemnification hereunder except to the extent that the Seller is actually prejudiced by such failure. The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Seller elects to assume the defense of any such claim or proceeding, the Purchaser may participate in such defense, but in such case the expenses of the Purchaser shall be paid by the Purchaser, provided that such defense or settlement may be at the Seller's expense if: (i) the Seller shall have agreed to the retention of separate counsel; (ii) the Defendants or target of such claim, assertion, event or proceeding involve more than one indemnified party or both the Seller and the Purchaser have concluded that such representation by the same counsel would be inappropriate due to actual or potentially differing interests between them in the conduct in respect of such claim, assertion, event or proceeding as if there were legal defenses available to the purchaser that are different from or additional to those available to the seller, or
(iii) the seller shall have failed to employ legal counsel reasonably acceptable to the purchaser within a reasonable amount of time. The purchaser shall provide the seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the seller in the defense or settlement thereof, and the seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If the seller elects to direct the defense of any such claim or proceeding, the Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this section 9.03(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the seller is entered against the purchaser for such liability. If the seller shall fail to defend, or if after commencing or undertaking any such defense, fail to prosecute or withdraws from such defense, the Purchaser shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 9.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Purchaser shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (e) The Purchaser hereby acknowledges and agrees that, from and after the Closing, except as provided in Section 2.06, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX, in Section 2.04, and in Article VII. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it (or, after the Closing, any Company or Subsidiary) may have against the Seller or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement.

          (f) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) Notwithstanding anything to the contrary contained in this Agreement, except for and subject to the express provisions of Section 2.04, the Seller shall have no liability under any provision of this Agreement for and in no event shall the Seller's Threshold Amount be applied to: (i) any Losses to the extent that such Losses result from or arise out of actions taken by the Purchaser, any Company, any Subsidiary, or their respective Affiliates after the Closing Date and (ii) any consequential damages. The Purchaser shall take and shall cause the Companies and the Subsidiaries to take all reasonable steps to mitigate their Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

          (h) For purposes of this Section 9.03, in determining whether there has been a breach of any representation or warranty contained in Article III, such representations and warranties shall not be qualified by the terms "Material Adverse Effect" or "Material Adverse Change" or by any phrase using such terms, except any representations and warranties so qualified in Sections 3.08(g) and 3.14(c).

          (i) Notwithstanding anything to the contrary in this Article IX, the Seller shall control (and the Purchaser shall reasonably cooperate at the Seller's expense in connection therewith) the disposition of the Actions identified in Section 9.03(a)(i); provided, however, that without the prior consent of the Purchaser (such consent not to be unreasonably withheld) the Seller shall not enter into any agreement with any Governmental Authority to settle any such Action if the terms of such settlement require the Purchaser or any of its Affiliates to agree to take any action relating to their respective businesses, other than the making of cash payments and related ministerial acts, or to agree to refrain from taking any such action.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by the mutual written consent of the Seller and the Purchaser;

                 (b) by either the Seller or the Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale of the Shares hereunder and such order, decree, ruling or other action shall have become final and unappealable, other than any Governmental Order that would not have been issued, or would cease to prevent the sale of the Shares, if the Purchaser had complied with its obligations under Section 5.04(b); provided, however, that the provisions of this Section 10.01(b) shall not be available to any party unless such party shall have used its best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

                 (c) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to February 15, 1995; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fufill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

                 (d) by the Seller, if the Closing shall not have occurred within 60 days after satisfaction of the last to be satisfied of the conditions specified in Sections 8.01(b) and 8.01(d); provided, however, that the right to so terminate shall not be available to the
         Seller: (i) if the Seller shall have willfully breached this Agreement or (ii) at any time when the Seller would be unable to deliver a certificate as to the matters set forth in Section 8.02(a)(i).

                 Time shall be of the essence in this Agreement.

                 SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to the other party except (a) as set forth in Section 5.03, (b) that nothing herein shall relieve either party from liability for any willful breach hereof and (c) if the Purchaser terminates this Agreement pursuant to
Section 10.01(c) and, prior to such termination the Seller shall have had contacts or entered into negotiations relating to in Acquisition Transaction with any other Person (other than any contacts or negotiations which occurred prior to the date of this Agreement), at any time after execution of this Agreement and within six months after termination hereof the Seller shall enter into a definitive agreement with such Person or its Affiliate relating to an Acquisition Transaction, then the Seller, upon execution of the definitive agreement for such Acquisition Transaction, shall pay to the Purchaser a termination fee of $2,200,000.

                 SECTION 10.03. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                   ARTICLE XI

                               GENERAL PROVISIONS

                 SECTION 11.01. Expenses. Except as otherwise specifically provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                 SECTION 11.02. Notices. All notices requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                 (a)    if to the Seller:

                        Synetic, Inc.
                        100 Summit Avenue
                        Montvale, NJ 07645
                        Attention: Victor L. Marrero, Vice President - Treasurer
                        Telecopier: (201) 358-5773
                        with copies to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York 10022
                        Attention: Creighton O'M.  Condon, Esq.
                        Telecopier: (212) 848-7179

                 (b)    if to the Purchaser:

                        Pharmacy Corporation of America
                        1871 Lefthand Circle
                        Longmont, Colorado 80501
                        Attention: Ron Kane
                        Telecopier: (303) 651-1702

                        with copies to:

                        Beverly Enterprises, Inc.
                        5111 Rogers Avenue, Suite 40-A
                        Fort Smith, Arkansas 72919-1000
                        Attention: Robert W. Pommerville,
                                   General Counsel, Senior
                                   Vice President and Secretary
                        Telecopier: (501) 452-3760

                        and

                        Giroir & Gregory, Professional Association
                        111 Center Street, Suite 1900
                        Little Rock, Arkansas 72201
                        Attention: H. Watt Gregory, Esq.
                        Tele,copier: (501) 374-2380

                        and

                        Weil, Gotshal & Manges
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Warren T. Buhle, Esq.
                        Telecopier: (212) 310-8007

                 SECTION 11.03. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements or requirements of Nasdaq, no party to this

Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.


                 SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 11.05.    Severability.  If any term or other
provision of this Agreement is invalid, iilegai or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                 SECTION 11.06. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

                 SECTION 11.07. Assignment. This Agreement shall not be assigned, by operation of Law or otherwise, to any Person except that the Purchaser may assign all of its rights and obligations under this Agreement to an Affiliate of the Purchaser, provided that no such assignment shall release the Purchaser from its obligations under this Agreement.

                 SECTION 11.08. No Third-Party Beneficiaries. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Except as specifically provided to the contrary in Articles VI, VII and IX, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 SECTION 11.09. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

                 SECTION 11.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the term s hereof, in addition to any other remedy at Law or in equity.

                 SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

                 SECTION 11.12. Countearts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 SECTION 11.13. Parent Guaranty. Concurrently with the execution of this Agreement by the parties hereto, the Parent shall execute and deliver to the Seller a guarantee substantially in the form of Exhibit 11. 13 hereto (the "Parent Guaranty"). The Purchaser acknowledges that the Seller is relying on the Parent Guaranty and the covenants, agreements, representations and warranties contained therein in entering into this Agreement.

                 IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        SYNETIC, INC.




                                        By: /s/ Charles A. Mele
                                            Name: Charles A. Mele
                                            Title: Executive Vice President


                                        PHARMACY CORPORATION OF AMERICA



                                        By:  /s/ Robert D. Woltil
                                             Name: Robert D. Woltil
                                             Title: Executive Vice President,
                                                      Finance and Chief
                                                      Financial Officer

                                  Exhibit 2.05


                        Allocation of the Purchase Price




Alliance Shares                         $30,000,000
Dunnington Shares                       $55,814,000
HPS Shares                              $21,000,000

                                 Exhibit 11.13

                            Form of Parent Guaranty



                                    GUARANTY

         Reference is made to the Stock Purchase Agreement, dated as of August 9, 1994 (the "Stock Purchase Agreement"), by and between Synetic, Inc., a Delaware corporation (the "Seller") and Pharmacy Corporation of America, a California corporation (the "Purchaser") and a wholly owned subsidiary of Beverly Enterprises, Inc., a Delaware corporation (the "Guarantor"). Terms used in the Purchase Agreement and not defined herein are used herein as therein defined.

         1.   Guaranty

               In consideration of the Seller entering into the Purchase Agreement with the Purchaser, the Guarantor hereby unconditionally guarantees to the Seller that the Purchaser (for purposes of this Guaranty, Purchaser shall be deemed to include any permitted assignee or successor of Purchaser under the Stock Purchase Agreement) will fully and punctually perform all of its obligations under the Purchase Agreement to be performed prior to or at the Closing, including but not limited to the full and punctual payment and discharge when due of all of the Purchaser's monetary obligations to the Seller under the Purchase Agreement due at or prior to the Closing and any instruments and documents executed and delivered pursuant thereto at or prior to the Closing, including without limitation, all monetary obligations which the Purchaser may incur to the Seller pursuant to the Purchase Agreement due at or prior to the Closing, and with respect of any breach prior to the Closing of any representation, warranty, covenant or agreement of the Purchaser set forth in the Purchase Agreement (collectively, the "Obligations"). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Purchaser of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Seller first attempt to collect any of the Obligations from the Purchaser or resort to any security or other means of obtaining payment of any of the Obligations which the Seller now has or may acquire after the date hereof, or upon any other contingency whatsoever.

         2.   The Inducement.

               In order to induce the Seller to enter into the Purchase Agreement, the Guarantor warrants and represents as follows: (i) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Guaranty, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty; (iii) the Guaranty has been duly executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms; (iv) the Purchaser is a wholly owned subsidiary of the Guarantor; (v) the Guarantor provides financing and financial, accounting, management and other services for the Purchaser; and (vi) the financial success of the Purchaser will directly and substantially benefit the Guarantor and the transactions contemplated by the Purchase Agreement will be to the mutual benefit of the Purchaser and the Guarantor. The Guarantor acknowledges that the Seller is relying on the foregoing representations in entering into the Purchase Agreement.

         3.    Guarantor's Further Agreements to Pay.

               The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Seller, all costs and expenses (including court costs and legal expenses) incurred or expended by the Seller in connection with the enforcement hereof.

         4.    Liability of Guarantor and Defenses.

               The liability of the Guarantor hereunder in connection with payment or performance of the Obligations shall be limited to that of the Purchaser under the Purchase Agreement. If for any reason the Purchaser has a defense to a claim by the Seller that it failed to discharge any of the Obligations or has any claim against the Seller which would constitute a counterclaim, then the Guarantor's obligations shall be subject to and have the benefit of such defenses or counterclaims; provided, however, that anything contained in this paragraph 4 to the contrary notwithstanding, the liability of the Guarantor shall not be discharged, impaired or otherwise affected by any creditors' rights, bankruptcy, receivership or other insolvency proceedings by or against the Purchaser or any reorganization, dissolution, liquidation or winding up of the Purchaser, none of which shall constitute a defense or claim of Purchaser to the benefit of which the Guarantor would be entitled. The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, if at any time, payment of any Obligations, or any part thereof, is rescinded or must otherwise be restored by Seller upon the bankruptcy or reorganization of Purchaser or otherwise.

         5.    The Seller's Freedom to Deal with the Purchaser and Other
Parties.

               The Seller shall be at liberty, without giving notice to or obtaining the assent of the Guarantor and without relieving the Guarantor of any liability hereunder, to deal with the Purchaser, and with each other party who is now or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Seller in its sole discretion deems fit and to this end the Guarantor gives to the Seller full authority in its sole discretion to do any or all of the following things: (a) vary the terms and grant extensions or renewals of any present or future indebtedness or obligations to the Seller of the Purchaser or any such other party, (b) grant time, waivers and other indulgences in respect thereto, (c) vary, release, exchange or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations which the Seller now has or acquires after the date hereof, (d) accept partial payments from the Pumhaser or any such other party, (e) release or discharge wholly or partially, any endorser or guarantor, and (f) compromise or make settlement or other arrangement with the Purchaser of any such other party.

       6.      Waivers by Guarantor.

               The Guarantor waives notice of acceptance hereof, notice of any action taken or admitted by the Seller in reliance hereon, and any requirement that the Seller be diligent or prompt in making demands hereunder or asserting any other rights of the Seller hereunder.

       7.      Demands and Notices.

               It is further agreed that the undersigned waives any demand for payment and notice of nonpayment or nonperformance under the Purchase Agreement and that without notice to the undersigned or without affecting the liability hereunder, the Seller may enforce rights against the Purhaser and/or may take or release security and or surrender documents, grant extensions, renewals and indulgences.

       8.      Amendments, Waivers, etc.

               No provision of this Guaranty can be changed, waived, discharged, or terminated except by an instrument in writing signed by the Seller and the Guarantor expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein. No course of dealing or delay or omissions on the part of the Seller in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

       9.      Miscelaneous Provisions.

               This Guaranty is intended to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Seller and its successors in title, assigns, and legal representatives and shall be binding on the Guarantor and on Guarantor's successors and assigns. The Guarantor hereby submits to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such State in respect of any dispute or other matter arising out of or relating to this Guaranty or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as defense in any action, suit or proceeding arising out of or relating to this Guaranty, that it is not subject thereto, or that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. The Guarantor agrees that final judgment (with all right of appeal having expired or been waived) against such party in any such action, suit or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of the recovery arising from such judgment.

     10. Termination. This Guaranty and the obligations of the Guarantor hereunder shall terminate upon consummation of the transactions at the Closing.

               In the event of any inconsistencies between the provisions of this Guaranty and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall prevail.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed on its behalf by its officer thereunto duly authorized on the 9th day of August, 1994.

                                      BEVERLY ENTERPRISES, INC.



                                      By: _____________________________
                                      Its: ____________________________